UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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Lawson Products, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
Proposal 1: Election of Directors
Proposal 2: Ratification of the Appointment of Ernst & Young LLP
Security Ownership of Certain Beneficial Owners and Management
CORPORATE GOVERNANCE
REMUNERATION OF EXECUTIVE OFFICERS
Report of the Compensation Committee
DIRECTOR COMPENSATION
Certain Relationships and Related Transactions, and Director Independence
Report of the Audit Committee of the Board of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Householding of Annual Meeting Materials
Proposals of Security Holders
Other Matters
Appendix A

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

December 8, 2009

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company”), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on December 8, 2009 at 10:00 a.m., Central time, for the following purposes:

(1)	To elect three directors to serve three years;

(2)	To ratify the appointment of Ernst & Young LLP the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3)	To approve the Lawson Products, Inc. 2009 Equity Compensation Plan; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 2, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company’s 2008 Annual Report on Form 10-K. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company’s 2008 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

Des Plaines, Illinois
November 4, 2009

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

December 8, 2009

This Proxy Statement is being sent to stockholders on or about November 4, 2009, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on November 2, 2009 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut. 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $5,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted. A proxy may be revoked at any time prior to its voting by execution of a later dated proxy or by voting in person at the annual meeting.

As of November 2, 2009, we had 8,522,001 shares of Common Stock (the “Common Stock”) outstanding and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is cumulative voting with respect to the election of directors. It is intended that the named proxies will vote in favor of the election of directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees. Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.

The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm and the approval of the 2009 Equity Compensation Plan require the approval of the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting. Accordingly, a proxy card marked “Abstain” with respect to either of the proposals will constitute a vote against such proposal.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. In general, banks, brokers or other nominees are permitted to vote shares held by them on behalf of their customers on matters determined to be routine, even though the bank, broker or nominee has not received instructions from its customer. A Broker non-vote occurs when a bank, broker or nominee has not received voting instructions from its customer and the bank, broker or nominee does not have discretion to vote the shares of street name holders because the matter is not considered routine. Broker non-votes will not affect the determination of the outcome of the vote on the election of directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm. With respect to the meeting, the election of directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm are routine matters on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. The proposal to approve the 2009 Equity Compensation Plan is a non-routine matter.

Proposal 1: Election of Directors

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2012.

On October 7, 2009, James T. Brophy notified the Company of his resignation from the Board of Directors, with such resignation to be effective on October 19, 2009. On October 20, 2009, the Board of Directors appointed Andrew B. Albert as a Director to fill the vacancy created by Mr. Brophy’s resignation. On October 12, 2009, Mitchell H. Saranow notified the Company of his decision not to stand for reelection for the Board of Directors. With Mr. Saranow’s term to expire on December 8, 2009, the Board of Directors has nominated I. Steven Edelson to fill the vacancy created by his decision not to stand for reelection.

		First Year
		Elected
Name	Age	Director

Nominees to Serve Until 2012
Andrew B. Albert	64	2009
I. Steven Edelson	50	—
Thomas S. Postek	67	2005

		First Year
		Elected
Name	Age	Director

Directors to Serve Until 2010
James S. Errant	61	2007
Lee S. Hillman	54	2004
Thomas J. Neri	58	2007

		First Year
		Elected
Name	Age	Director

Directors to Serve Until 2011
Ronald B. Port, M.D.	68	1984
Robert G. Rettig	80	1989
Wilma J. Smelcer	60	2004

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer of specialty paper products. Mr. Albert also served as non-executive Chairman of Nashua’s Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm; and Transco, Inc., a diversified industrial company.

I. Steven Edelson has served as a Principal of Mercantile Capital, a private equity investment firm, and a Managing Director of its Chicago office since 1997. Mr. Edelson has also served as a managing Director of International Facilities Group, a leading facilities and management company, since June 1995.

Thomas S. Postek is a Certified public accountant and chartered financial analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation.

James S. Errant has served as Managing Partner of Gore Range Brewery from 1997 to the present. Mr. Errant has served as Managing Partner of Frites, LLC from 2004 to the present. Mr. Errant served as President of Prima Corporation from 1973 to 2006. The companies listed above are in the business of operating restaurants.

Lee S. Hillman has served as President of Liberation Investment Advisory Group and Liberation Management Services, both private management consulting firms, since 2003. Mr. Hillman has served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing BioDensity branded, specialty health and exercise equipment, since January 2009. From February

2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International, a global business manufacturing and distributing high-tech, Power Plate branded health and exercise equipment. From 2005 to February 2006, he was President of Power Plate North America, the exclusive, independent distributor of Power Plate International in the United States. Mr. Hillman serves as a director of RCN Corporation and as a Trustee of the Adelphia Recovery Trust.

Thomas J. Neri has served as President and Chief Executive Officer of Lawson Products, Inc. since April 2007. Mr. Neri was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007. Mr. Neri was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. He also served as Chief Financial Officer and Treasurer from 2004 to January 2006. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning.

Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. Mr. Port is a Retired Physician.

Robert G. Rettig is a Consultant and a Retired Executive Vice President of Illinois Tool Works, Inc., a global industrial company.

Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of Ernst & Young LLP be ratified by stockholders.

Audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2008 included the audit of the consolidated financial statements of the Company; audit of the Company’s internal control over financial reporting; and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, Ernst & Young LLP provided certain services relating to domestic and international tax compliance and consulting services.

One or more representatives of Ernst & Young LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Proposal 3:  On March 17, 2009, the Board of Directors, on the recommendation of the Compensation Committee, adopted the Lawson Products, Inc. 2009 Equity Compensation Plan (“2009 Equity Plan”).

Purpose

The purpose of the 2009 Equity Plan is to motivate employees and non-employee directors to put forth maximum efforts toward the growth, profitability and success of the Company by providing incentives through cash payments and/or through the ownership and performance of the Common

Stock. In addition, the 2009 Equity Plan is intended to provide incentives that will attract and retain highly qualified individuals and to assist in aligning the interests of employees and directors with the interests of the stockholders of the Company. Given the current economic times, the ongoing restructuring of the company, and the competitive landscape, we believe that it is important to retain and motivate our employees through stock ownership.

Summary of the 2009 Equity Plan

Set forth below is a summary of the principal features of the 2009 Equity Plan. The summary is qualified in its entirety by reference to the complete text of the 2009 Equity Plan, which is attached as Appendix A to this Proxy Statement.

Administration and Delegation.  The Compensation Committee will have the responsibility, in its sole discretion, to control, operate, manage and administer the 2009 Equity Plan in accordance with its terms. The Compensation Committee may delegate in writing such administrative duties as it may deem advisable to one or more of its members or to one or more agents. All determinations and interpretations by the Compensation Committee shall be binding and conclusive on the participants.

Eligibility.  The 2009 Equity Plan authorizes the Compensation Committee to make awards to employees and to non-employee directors of the Company. The number of options and other awards, if any, that an individual will be entitled to receive under the 2009 Equity Plan will be at the discretion of the Compensation Committee and therefore cannot be determined in advance.

Authorized Shares.  The 2009 Equity Plan authorizes the issuance of a maximum of 500,000 shares of Common Stock, subject to adjustment upon the occurrence of certain events as described below. No single participant may receive awards of more than 40,000 shares of Common Stock in any calendar year.

Adjustments to Awards.  The 2009 Equity Plan provides that if there is a change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding award so that the value of each award immediately after the change is not significantly diluted or enhanced. Subject to certain restrictions, the Compensation Committee may make adjustments to the number and kind of shares subject to awards and the exercise price of stock options and may make other modifications to awards to address changes in the Common Stock or for other equitable purposes or in response to unusual events affecting the Company or changes in applicable laws or accounting principles.

Types of Awards Allowed Under the 2009 Equity Plan

Stock Options.  The Compensation Committee may grant nonqualified options and incentive stock options. The option price of nonqualified stock options and incentive stock options will be the fair market value of the Common Stock on the date of grant, unless in the case of nonqualified options the Compensation Committee determines otherwise on the date of the grant due to special circumstances. Options qualifying as incentive stock options will be required to meet certain requirements of the Internal Revenue Code of 1986 (the “Code”) and only participants who are employees will be eligible to receive incentive stock options.

The 2009 Equity Plan allows the Compensation Committee to determine the method or methods of payment to be allowed for the exercise of stock options including payment in cash, withholding shares otherwise issuable on exercise of the options or by delivering other shares of Common Stock.

The 2009 Equity Plan requires the Compensation Committee to fix the term of each option, but the term may not exceed twenty years from the date of grant for nonqualified stock options and ten years from the date of grant for incentive stock options. Unless provided otherwise in the option agreement, one-third of the options will vest and become exercisable on each of the first three anniversaries of the date of grant. The exercisability of options may be accelerated by the Compensation Committee when it would be in the best interest of the Company. In the absence of different action by the Compensation Committee, each stock option that vests on the basis of time will immediately and automatically vest on the date of the change in control to the extent it would have otherwise vested on the first anniversary of the date of the change in control.

Stock Awards and Stock Units.  The 2009 Equity Plan authorizes the Compensation Committee to grant awards of Common Stock, subject to any terms and conditions the Compensation Committee determines to be appropriate. The 2009 Equity Plan also authorizes the Compensation Committee to grant awards of stock units, representing the right to receive shares of Common Stock upon the fulfillment of applicable criteria established by the Compensation Committee. Upon the vesting of stock units, the shares of Common Stock corresponding to the stock units will be distributed to the participant, unless the Compensation Committee provides for the payment of such stock units either partially or entirely in cash. Upon the occurrence of a change in control, the Compensation Committee may in its sole discretion take such actions as it deems appropriate with respect to outstanding stock awards and stock units, including accelerating the vesting date or payout of such awards or units. In the absence of different action by the Compensation Committee, each stock award or stock unit that vests on the basis of time shall immediately and automatically vest on the date of the change in control to the extent it would have otherwise vested on the first anniversary of the date of the change in control.

Other Information.  The Board of Directors may terminate the 2009 Equity Plan at any time but such termination will not reduce or adversely affect any outstanding award outstanding. Unless terminated by action of the Board of Directors, the 2009 Equity Plan will continue in effect until March 17, 2019, but awards granted prior to that date will continue in effect until they expire in accordance with original terms. The Board of Directors may amend the 2009 Equity Plan at any time with or without prior notice, as long as the amendment does not adversely change any terms and conditions without the participant’s consent.

Federal Income Tax Consequences

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of the shares to the participant, or within two years from the date the option to acquire the shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Otherwise, the participant will recognize ordinary income equal to the difference between the fair market value of the shares as of the date of exercise and the option price, or if less, the amount by which the value of the shares on the date of the sale or other disposition exceeds the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain. The Company will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares if the holding period discussed above is met. If the shares are sold or disposed of before the expiration of the required holding period, the Company will be allowed a tax deduction equal to the amount of ordinary income recognized by the participant.

With respect to the grant of options which are not incentive stock options, upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. The Company generally will receive an equivalent deduction at that time.

With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the shares of Common Stock distributed to the participant (in excess of any purchase price paid by the participant) will be includable in the participant’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture. If a participant receives an award subject to a forfeiture restriction, the participant may elect to include in gross income the fair market value of the award, otherwise the participant will include in gross income the fair market value of the award subject to a forfeiture restriction on the earlier of the date the restrictions lapse or the date the award becomes transferable. The Company generally is entitled to a deduction at the time and in the amount equal to the income included in the gross income of a participant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2009 EQUITY COMPENSATION PLAN.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of October 31, 2009 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 1666 East Touhy Avenue, Des Plaines, Illinois, 60018. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares of Common Stock issued and outstanding as of October 31, 2009 is 8,522,001.

	Sole Voting or
	Dispositive Power	Shared Dispositive	Shared Voting	Percent of
Name of Beneficial Owner	(1)	Power	Power	Class

Five Percent Shareholders:
Roberta Port Washlow(2)(3)(4)	22,471	3,011,436	240,000	38.4%
Sidney L. Port Trust,	1,170,389	—	—	13.7%
dated July 22, 1970 (the “1970 Trust”)(5)
Royce & Associates LLC(6)	1,065,245	—	—	12.5%
1414 Avenue of the Americas New York, NY 10019
H. George Mann, Trustee(7)	2,345,000	—	—	27.5%
1186 Linden Ave. Highland Park, Il 60035
Non-Executive Directors and Director Nominees:
Andrew B. Albert	—	—	—	—
James S. Errant(8)	19,204	12,378	—	*
Lee S. Hillman	2,289	—	—	*
Ronald B. Port, M.D.(2)(3)(9)	18,904	3,011,436	240,000	38.4%
Thomas S. Postek	12,585	—	—	*
Robert G. Rettig	6,289	—	—	*
Mitchell H. Saranow	2,289	8,000	—	*
Wilma J. Smelcer	2,289	—	—	*
Named Executive Officers:
Thomas J. Neri	—	—	—	—
F. Terrence Blanchard	—	—	—	—
Neil E. Jenkins	—	—	—	—
Harry Dochelli	—	—	—	—
Stewart A. Howley	—	—	—	—
Scott F. Stephens(10)	—	—	—	—
Michael W. Ruprich(11)	—	—	—	—
All executive officers and directors as a group (15 persons)	63,849	3,031,814	240,000	39.1%

*	Less than 1%.

(1)	Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2009 by Dr. Port (2,500 shares) and Mr. Saranow (2,500 shares).

(2)	Indicated ownership excludes 58,157 shares, the beneficial ownership of which is disclaimed by Ms. Washlow, that are owned by Ms. Washlow’s spouse.

(3)	Includes shares held in two family partnerships in the aggregate amount of 3,011,436 in which Dr. Ronald B. Port and Roberta Port Washlow (Mr. Sidney Port’s daughter) are the managing partners. Approval of both of the managing general partners is required for any actions with respect to the reported securities. 1,200,000 of the shares (the “LP Pledged Shares”) held by one of the limited partnerships have been pledged as collateral for loans to the 1970 Trust in an amount of $11,625,000 (the “Loans”). Does not include shares held by the 1970 Trust as described in footnote (5).

(4)	Includes 240,000 shares held by a voting trust pursuant to which Ms. Washlow and Dr. Port are trustees. Ms. Washlow and Dr. Port together have voting power with respect to the shares, but have no power to dispose of the shares.

(5)	Any disposition of the 1,170,289 shares held by the 1970 Trust must be approved by a majority of the three trustees, Dr. Port, Ms. Washlow and H. George Mann, as trustee. 1,155,000 of the shares (together with the LP Pledged Shares, the “Pledged Shares”) held by the 1970 Trust have been pledged as collateral for the Loans.

(6)	Royce & Associates LLC holdings as of June 30, 2009 as reported on Nasdaq.com.

(7)	Shares listed as beneficially owned by George Mann consist of the Pledged Shares owned by one of the family limited partnerships and by the 1970 Trust. Due to the market price of Lawson’s Common Stock falling below a certain level, George Mann, as trustee for various family trusts, has acquired the right, but not the obligation, to dispose of the Pledged Shares.

(8)	Mr. Errant is the former brother-in-law of Ms. Washlow and Dr. Port.

(9)	Does not include 4,803 shares held by Dr. Port’s wife.

(10)	Mr. Stephens resigned from the Company effective June 27, 2008. The share information provided for Mr. Stephens is current through this date.

(11)	Mr. Ruprich left the Company effective May 31, 2008. The share information provided for Mr. Ruprich is current through this date.

CORPORATE GOVERNANCE

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, Financial Strategies, Nominating and Governance, and Management Development Committees. The Audit, Compensation and Nominating and Governance Committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

In 2008, the Board of Directors held 14 meetings, the Audit Committee held 10 meetings, the Compensation Committee held 5 meetings and the Financial Strategies Committee held 1 meeting. The Management Development Committee and the Nominating and Governance Committee did not hold a meeting in 2008. In 2008 each director attended at least 75% of the meetings of the Board of Directors and of the respective committees on which he or she served.

Directors

The names and ages of all directors and all persons nominated to become directors can be found in the section entitled “Proposal 1: Election of Directors.”

The Audit Committee

The functions of the Audit Committee include the appointment, compensation, retention and oversight of the Company’s independent auditors, reviewing the scope and results of the audit by the Company’s independent auditors and reviewing the Company’s procedures for monitoring internal control over financial reporting. The current members of the Audit Committee consist of Thomas Postek (Chairman), Robert G. Rettig and Mitchell H. Saranow. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC. James T. Brophy, who served as a member of the Audit Committee until his resignation on October 19, 2009, also satisfied the independence requirements of The Nasdaq Stock Market and the SEC. The Board of Directors has determined that Mr. Postek is an “audit committee financial expert” as such term is defined by the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market.

The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Chief Executive Officer and establishes compensation for all other executive officers of the Company. The Compensation Committee consists of Lee S. Hillman (Chairman), Robert G. Rettig, Mitchell H. Saranow and Wilma J. Smelcer. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation for executive officers, evaluating the performance of executive officers in light of those goals and objectives, and setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the Chief Executive Officer and senior management, which include the named executives whose compensation is included in this report. The Company’s Chief Executive Officer makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Code.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Mitchell H. Saranow (Chairman), James S. Errant, Robert G. Rettig, and Wilma J. Smelcer. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market. James T. Brophy, who served as a member of the Nominating and Governance Committee until his resignation on October 19, 2009, also satisfied the independence requirements of The Nasdaq Stock Market.

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the financial activities of the Company and makes recommendations to the Board of Directors and management regarding business strategies and financial policies and objectives to promote and maintain superior standards of performance. The Financial Strategies Committee consists of Mitchell H. Saranow (Chairman), James S. Errant, Lee S. Hillman, and Ronald B. Port, M.D. James T. Brophy served as a member of the Financial Strategies Committee until his resignation on October 19, 2009.

The Management Development Committee

The Management Development Committee is responsible for management development and succession. Activities since the creation of the Management Development Committee in 2007 include evaluative and developmental discussions with members of the Executive Committee and numerous Vice Presidents of the Company in order to formulate succession plans, development plans and concur with hiring decisions at senior levels. In addition, members of the committee have met with recommended candidates for various executive positions. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chairwoman), James S. Errant, Lee S. Hillman, Ronald B. Port, M.D. and Robert G. Rettig.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, at c/o Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. In order for a stockholder to nominate a candidate for director, under the Company’s certificate of incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, such notice must be mailed or delivered to the Secretary of the Company not less than fourteen days prior to the meeting. The Company’s certificate of incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee will consider a candidate’s qualifications and background, including, but not limited to responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate’s technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may from time to time engage the service of a professional search firm to identify and evaluate potential nominees.

Director Independence

The Company’s Board of Directors has determined that Director Nominees Andrew B. Albert and I. Steven Edelson and Directors James S. Errant, Lee S. Hillman, Thomas S. Postek, Robert G. Rettig, Mitchell H. Saranow, and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. The Board also determined that James T. Brophy, who served on our Board of Directors until his resignation on October 19, 2009, was independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of stockholders.

Code of Business Conduct

The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all employees and sales agents. The Code of Conduct is applicable to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives. The Company will provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Stockholder Communications with Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Communications intended for non-management directors should be directed to the Chairman of the Nominating and Governance Committee. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

Executive Officers

The executive officers of the Company as of October 31, 2009 are as follows.

Name	Age	Position

Thomas J. Neri	58	Chief Executive Officer and Director
F. Terrence Blanchard	56	Chief Financial Officer
Neil E. Jenkins	59	Executive Vice President, Secretary and General Counsel
Harry Dochelli	50	Executive Vice President Sales and Marketing
William Holmes	49	Vice President and Treasurer
Stewart Howley	48	Senior Vice President Strategic Business Development
Michelle Russell	48	Senior Vice President Operations and Supply Chain Management
Mary Ellen Schopp	46	Senior Vice President, Human Resources

Biographical information for the past five years relating to each of our executive officers is set forth below.

Mr. Neri was elected Chief Executive Officer in April 2007. Mr. Neri was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007. Mr. Neri was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning.

Mr. Blanchard was elected Chief Financial Officer effective June 30, 2008. Mr. Blanchard has been a partner in the executive services firm Tatum, LLC (“Tatum”) since 2006, where he has served as Interim Vice President, Controller and Chief Accounting Officer for Dura Automotive Systems, Inc., as Senior Financial Officer for Hyperfeed Technologies, Inc. and in a financial consultation role for Zimmer Holdings, Inc. Mr. Blanchard served from 1999 to 2006 in various management positions with Florsheim Group Inc., including as President and Chief Financial Officer, Vice President, Finance and Vice President and Controller. Florsheim Group Inc. filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code on March 4, 2002.

Mr. Jenkins was elected Executive Vice President, Secretary and General Counsel in 2004. From 2000 to 2003 Mr. Jenkins served as Secretary and Corporate Counsel of the Company.

Mr. Dochelli was elected Executive Vice President Sales and Marketing effective April 2008. Previously, Mr. Dochelli served as Executive Vice President, North America Contract Sales for OfficeMax from 2007 until 2008, Executive Vice President of U.S. Operations for OfficeMax/Boise Cascade Office Solutions from 2005 to 2007 and in various other management positions with OfficeMax/Boise Cascade Office Solutions from 1987 to 2005.

Mr. Holmes was elected Vice President and Treasurer effective January 2006. From 2001 through 2005 Mr. Holmes was Vice President and Assistant Treasurer of the Company.

Mr. Howley was elected Senior Vice President Strategic Business Development effective April 2008. Mr. Howley served as Chief Marketing Officer from December 2005 until May 2008. From August 2002 through December 2005, he was Director of Strategic Business Development with Home Depot Supply.

Ms. Russell was elected Senior Vice President Operations and Supply Chain Management in August 2007. Ms. Russell served as Chief Ethics and Compliance Officer from April 2006 until August 2007 and in a consulting capacity from November 2005 through March 2006. Prior to this, Ms. Russell held the role of Vice President of Operations at Associated Materials from 2001 until 2005.

Ms. Schopp was elected Senior Vice President, Human Resources in 2007. Prior to this, Ms. Schopp held the role of Vice President, Human Resources at ConAgra Foods, Inc. from 2003 until 2006.

REMUNERATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Compensation Philosophy and Objectives

The Company’s executive compensation programs are designed to reward executives for the development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both annual compensation and the opportunity to earn long-term compensation in a manner that we believe optimizes the executive’s contributions to our Company. Our compensation programs are designed to encourage and reward the creation of long-term shareholder value.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.	Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Although we strive to develop executives from within to lead the organization, a significant number of executives have been recruited from outside the Company during the past three years. Finding talented people with the right competencies and experience is very important. Our compensation programs should encourage talented executives to join and continue their careers as part of our senior management team.

2.	Accountability for Lawson’s Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive plans. Our executives’ compensation will increase or decrease based on how well they achieve performance goals.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

To support these principles, the compensation opportunities provided to our executives emphasize performance-based pay, with significant upside potential when stretch goals are met. Specifically, Lawson:

•	Targets base salaries at the 50th percentile (median) of the market;

•	Targets annual incentive opportunities at the median of the market with upside potential for exceeding established targets; and,

•	Provides objective-based, long-term incentive opportunities that provide for payouts significantly above market levels if stretch goals are met.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. Lawson is currently focusing its executive officer total compensation program on the achievement of long-term performance goals. For this reason, long-term incentive opportunities are positioned to lead market median practices, while short-term incentives are targeted at market median practices. While each compensation program has specific objectives, through the analysis of competitive practices, the Company positions its executive officer total compensation program in aggregate in alignment with the market.

Named Executive Officers

For 2008, our named executive officers are as follows:

Executive Name	Title

Thomas J. Neri	Chief Executive Officer
F. Terrence Blanchard(1)	Chief Financial Officer
Neil E. Jenkins	Executive Vice President, Secretary & General Counsel
Harry Dochelli	Executive Vice President, Sales & Marketing
Stewart A. Howley	Senior Vice President Strategic Business Development
Michael W. Ruprich(2)	Former Group President, MRO & New Channels
Scott F. Stephens(3)	Former Senior Vice President & Chief Financial Officer

(1)	Mr. Blanchard is employed as CFO of Lawson on an interim basis under a contract between the Company and Tatum, LLC, a financial consultancy firm, of which Mr. Blanchard is a partner.

(2)	Mr. Ruprich, former Group President, MRO and New Channels, left the Company in May 2008.

(3)	Mr. Stephens, former Chief Financial Officer, resigned from the Company in June 2008.

Determining Competitive Practices

Peer Group for Compensation Benchmarking

We established a peer group of companies used for evaluating competitive total compensation levels. These companies represent a mix of wholesale trade companies, closely-held companies and our direct competitors, with revenues and net income similar to that of Lawson.

Specifically, the peer companies have annual revenues ranging from $200 million to $1 billion, with median revenue of approximately $575 million. We used this peer group specifically to review the appropriate mix and size of target awards for similar-sized companies. We periodically re-evaluate the peer group as mergers and acquisitions occur and/or company data is reviewed to maintain an appropriate comparator group based on revenue size and other factors. When we last examined the compensation of our named executive officers in 2007, the compensation peer group included the following companies:

•   APAC Customer Services, Inc

•   Bandag, Inc.

•   Books-a-Million, Inc.

•   Crawford & Company

•   DXP Enterprises, Inc.

•   Empire Resources, Inc.

•   Farmer Brothers Company

•   H&E Equipment Services, Inc.

•   Industrial Distribution Group, Inc.
• Keystone Automotive Industries, Inc.

•   Markwest Hydrocarbon, Inc.

•   Newpark Resources, Inc.

•   Nu Horizons Electronics. Corporation

•   Olympic Steel, Inc.

•   PAM Transportation Services, Inc.

•   RPC, Inc.

•   Tessco Technologies, Inc.

• Universal Truckload Services, Inc.

In 2008, five of the peer companies were either acquired or were de-listed — Bandag, Inc., Empire Resources, Inc., Industrial Distribution Group, Inc., Keystone Automotive Industries, Inc., and Markwest Hydrocarbon, Inc. As a result, Lawson and the Compensation Committee intend to reexamine the peer group to ensure a meaningful pay and performance benchmarking for the upcoming year.

Other Competitive Benchmarks

To supplement compensation data gathered from our peer group companies, compensation for our named executive officers is also compared to published survey data from the Watson Wyatt Top Management Survey and the Mercer Benchmark Executive Survey. These surveys include data from the following categories:

1. Companies in the United States, excluding financial services;

2. Wholesale and retail trade organizations; and,

3. For-profit organizations with less than $1 billion in revenue.

Elements of Total Compensation

Base Salary

We provide base salaries to compensate executives for the services rendered during the fiscal year. We establish salary ranges such that the midpoint is positioned at the median of the market for companies comparable to Lawson in terms of size, industry and complexity. Each salary range then has a minimum that is 75% of the midpoint and a maximum that is 125% of the midpoint. In setting 2008 base salaries for executives other than the CEO, the Committee considered:

•	Competitive market data;

•	The experience, skills and competencies of the individual;

•	The compensation of the individual relative to other members of the executive team; and

•	Individual performance of the executive in the prior year.

Based on the competitive benchmarking, we found that the base salaries for our executive officers lagged their respective market medians. Accordingly, we adjusted base salaries for selected named executive officers in 2008 as follows:

	2008	2007	%
Executive Name	Salary	Salary	Increase

Thomas J. Neri	$500,000	$450,000	11%
F. Terrence Blanchard(1)	386,400	—	—
Neil E. Jenkins	365,000	325,000	12
Harry Dochelli(2)	400,000	—	—
Stewart A. Howley	295,610	275,000	7

(1)	Contractually agreed upon base salary

(2)	Hired in 2008

Given the current economic recession and our financial performance, the Committee has determined that none of the executive officers will receive salary increases in 2009.

Annual Incentive Plan (“AIP”)

The AIP is designed to reward executives for the achievement of fiscal year goals that, depending on the role of the executive, are composed of a mix of corporate and individual objectives. The purpose of the AIP is to focus on the achievement of key business objectives for the fiscal year, but also to be aligned with the strategic plan which has a longer-term time horizon focused on creating shareholder value. Mr. Blanchard does not participate in the AIP.

At the beginning of each year, AIP award opportunities are established as a percentage of the participant’s annual base salary. The 2008 AIP award opportunities at threshold, target and maximum for the named executive officers in 2008 are provided in the table in the section entitled “Grants of Plan Based Awards in 2008.”

In 2008, the key corporate performance measures for our executives were adjusted EBITDA and adjusted Return on Invested Capital (“ROIC”). As a result of the Company’s restructuring efforts and ongoing resolution of the 2005 investigation, the Committee determined that a greater emphasis on individual performance goals was necessary for the 2008 AIP. Accordingly, the ROIC goal was weighted at 10% for each of each named executive officer’s target annual incentive payment while adjusted EBITDA was weighted at 40% for Mr. Neri and 30% each for Mr. Jenkins, Mr. Dochelli and Mr. Howley. The 2008 AIP target for adjusted EBITDA was set at $50.4 million and the target for adjusted ROIC was set at 7.65%.

The remaining components of the AIP consisted of key individual performance measures and weightings which were established for each of the named executive officers as follows.

•	Thomas J. Neri — 50% of his AIP opportunity was based on objectives set to develop and begin to implement sales strategies, corporate leadership and develop the senior management team.

•	Neil E. Jenkins — 60% of his AIP opportunity was based on objectives set to manage legal affairs, develop and expand investor relations and advise and serve as liaison for the Board of Directors.

•	Harry Dochelli — 60% of his AIP opportunity was based on objectives set to achieve sales goals in the MRO unit, develop and implement sales strategy and recruit and reorganize the sales organization.

•	Stewart Howley — 60% of his AIP opportunity was based on objectives set to develop operating and sales strategies, business development and the development of pricing strategies.

EBITDA of $(11.9) million was adjusted for expenses not generally within the control of management. These adjustments were related to various factors outside of management’s control and decisions made by the prior management team that had an adverse effect on the Company’s value. These adjustments include the Deferred Prosecution Agreement penalty, costs related to the federal investigation, severance charges, impairment of goodwill and unclaimed property costs primarily associated with years prior to 2003. Adjustments also reflect the effects of the lost revenues due to the government investigation and unforeseen expenses, and the effects of the loss of revenue resulting from the transition to the Reno distribution center. The aggregate amount of all adjustments was $51.8 million resulting in an adjusted EBITDA of $39.9 million and an adjusted ROIC of 5.64% which did not meet the 2008 AIP threshold levels of $46.9 million and 6.85%. Since corporate performance measures were not met, executives received no payments based on the corporate performance component of the AIP award. AIP awards were paid out to executives based on their performance compared to their individual goals. Except for Mr. Jenkins, payout levels were below target levels for each executive’s individual performance goals component. Mr. Jenkins payout level exceeded target as it was determined that his performance and achievement of individual objectives surpassed the Company’s expectations.

Target bonuses and actual bonuses received for 2008 are outlined below:

		Individual
	Total Target	Component Target
Executive	Bonus	Bonus	Bonus Awarded

Thomas Neri	$500,000	$250,000	$225,000
Neil Jenkins	182,500	109,500	120,000
Harry Dochelli	176,393	105,836	100,000
Stewart Howley	147,805	88,683	50,000

In 2008, the performance metric for the AIP was changed from adjusted operating income to adjusted EBITDA for better alignment with the long-term incentive plan. For comparison purposes, 2007 bonuses based on corporate adjusted operating income of $39.5 million, and 2008 bonuses based on corporate adjusted EBITDA of $31.8 million are outlined below.

	Bonus Awarded
Executive	2008	2007

Thomas Neri	$225,000	$345,000
Neil Jenkins	120,000	93,750
Harry Dochelli	100,000	—
Stewart Howley	50,000	85,332

We anticipate the Compensation Committee will evaluate potential annual incentive bonuses for 2009 based on a number of factors, including but not limited to, achievement of operational goals, the Company’s adjusted EBITDA performance and the Company’s cash flow performance, relative to predetermined targets.

Long-Term Incentive Plans

Through various long-term incentive opportunities, Lawson ties a considerable portion of each executive’s compensation to sustained growth and the achievement of measurable corporate performance goals. Goals are established to link executive compensation levels to increased shareholder value.

For 2008, we had two long-term incentive plans in operation.

2004-2008 Long-Term Capital Accumulation Plan (“LTCAP”)

The Long Term Capital Accumulation Plan was a multi-year incentive plan that provided awards for corporate performance over a five-year period. These awards gained value as specified levels of earnings and working capital were achieved and a formula-based shareholder value was then calculated. It commenced on January 1, 2004 and concluded on December 31, 2008. The amount of compensation to be paid to the LTCAP participants was based on the increase in:

a)	EBITDA; and

b)	the net value of certain non-operating assets and liabilities of the Company, as described in the LTCAP. The value of the Company at the end of the performance period, as calculated using those criteria, was compared with the value of the Company as of December 31, 2003, which was calculated as $242.1 million using the same criteria. However, no compensation would be payable under the LTCAP unless the calculated increase in Company value during the performance period was greater than an amount representing a cumulative 10% annual preferred rate of return for the stockholders of the Company.

The overall LTCAP pool amount was calculated by applying a participation rate to the net increase in stockholder value during the performance period. The net increase in stockholder value was the ending value of the Company at the end of 2008 reduced by the initial calculated value of $242.1 million as of December 31, 2003, further reduced by the calculated amount of the cumulative 10% annual preferred return for stockholders. For purposes of calculating the amount of the pool, the ending value of the Company was the sum of (a) 8 times the EBITDA of the Company for the preceding 12 months, plus (b) the net value of certain non-operating assets and liabilities, as described in the LTCAP, plus (c) all dividend distributions and stock repurchases by the Company since December 31, 2003, with certain additional adjustments as described in the LTCAP.

Selected executives, including the named executive officers, were participants in the LTCAP, with the exception of Messrs. Blanchard and Dochelli. The compensation payable to a participant was intended to be a percentage of an overall funding pool that is generated based on LTCAP performance. A participant received rights of participation, each of which would normally represent one-tenth of 1% of the pool. A maximum of 1,000 participation rights were to be awarded under the LTCAP, and no individual would receive more than 350 participation rights. The LTCAP did not specify any maximum dollar amount that can be earned by any one participant.

In October 2008, due to strategic decisions being implemented by the Company, the Compensation Committee decided to determine the size of award pool under the LTCAP based on operating results achieved as of August 31, 2008 and projected results for September 1, 2008 through December 31, 2008. At that time, the Committee also proposed and the Board approved various adjustments to the calculation of the incentive EBITDA by excluding certain extraordinary expenses from the calculation. These adjustments were related to the unfavorable effects on the Company’s value of various actions taken by prior management, who are no longer participants in the plan. A large majority of these adjustments were comprised of two categories. First, adjustments were made for the unforeseen expenses and the effects of the loss of revenue resulting from the transition to the Reno distribution center, which caused many customers to discontinue purchasing from Lawson. Second, adjustments were made to reflect the effects of lost revenues by the Drummond business due to the government investigation which commenced in 2005. The Committee believed these adjustments were in the best interests of the shareholders as they helped to fairly evaluate the current management team’s performance versus the goals of the LTCAP and retain the executives as required to complete the Company’s restructuring plan.

After making allowances for these adjustments, the net increase in stockholder value created during the performance period was $90.6 million and the corresponding LTCAP incentive pool to be distributed to all participants was $8,232,000. The Committee, under its authority, limited the payouts to $6,542,000 or 79% of the LTCAP incentive pool. Amounts earned under the LTCAP plan will be paid out 50% in 2009, 25% in 2010 and 25% in 2011. In accordance with the requirements of the LTCAP and as approved by the Board, Mr. Ruprich received his full share of the LTCAP pool. Each named executive officer was awarded an LTCAP payout as follows.

	Target Value of	2008 LTCAP
Executive Name	Allocated Units	Payout

Thomas J. Neri	$4,053,000	$2,395,000
Neil E. Jenkins	2,748,000	1,624,000
Stewart A. Howley	746,000	441,000
Michael Ruprich	1,504,000	889,000

2008-2009 Long-Term Incentive Plan (“Current LTIP”)

In 2008, the Compensation Committee recommended and received shareholder approval for a new cash based long-term incentive plan. The Current LTIP is intended to provide for cash awards payable upon achievement of predetermined three-year operating performance goals. The intent of the Current LTIP is to provide such opportunities each year under overlapping performance periods that commence on January 1 and end on December 31 three years later. Current LTIP participants will generally include the named executive officers plus other senior executives important to the achievement of Lawson’s long-term operating goals and creation of shareholder value.

2008 was the first year participants were granted an opportunity under this plan. Accordingly, the first cycle under the Current LTIP is set based on two-year operating performance goals, starting at the beginning of 2008 and concluding at the end of 2009. The rationale behind this two-year cycle is to focus the current leadership on mid-term goals and to keep them motivated to meet the longer-term restructuring goals of the Company. It is anticipated that all future performance periods will be three-year cycles.

The performance goals for the cumulative 2008-2009 performance cycle are as follows (dollars in thousands):

	Threshold	Target	Stretch

EBITDA	$103,394	$107,295	$112,172
ROIC	6.9%	7.3%	7.9%

As a result of changes to the economic environment in which the Company operates, at this time it appears highly unlikely that the actual results achieved related to the 2008-2009 cycle will meet the established performance threshold.

2009-2011 Long-Term Incentive Plan (“New LTIP”)

The Compensation Committee is in the process of establishing goals related to the intended New LTIP. Given the economic conditions and considerable turbulence in the markets impacting Lawson’s business, the Committee intends to review the terms of the New LTIP in order to ensure that the plan effectively motivates executives towards achievement of longer-term operating results and retains the leadership talent necessary as part of the Company’s restructuring.

Stock Performance Rights (“SPRs”)

Lawson has historically paid close attention to potential shareholder equity dilution. We have generally believed that non-equity incentives, guided by strategic performance objectives, are the best way to align executive interests with those of shareholders, create shareholder value, and attract, retain and motivate executives. Lawson has granted SPRs primarily to members of the Board of Directors to link a portion of compensation to the creation of shareholder value. In 2008, to supplement the Current LTIP, Lawson granted SPRs to executives as part of the current restructuring of the Company and allows the executives to participate in future creation of shareholder value. Operating similarly to a stock option, the exercise price of an SPR is equal to the fair market value of the Company’s stock as of date of grant and value is only realized by the executive if the stock price at the time of exercise is higher than at grant. The executive receives a cash payment of the difference upon exercise. Generally, SPR grants have a three-year vesting schedule, with awards vesting ratably over the requisite service period. SPRs expire 10 years from the date of grant.

Benefits

The named executive officers are eligible for both “qualified” and “non-qualified” benefits. Qualified benefits are generally available to all Lawson employees and are subject to favorable tax treatment by the IRS under the current tax code. Qualified benefit plans cover such items as health insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. Named executive officers and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to qualified benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the current Internal Revenue Code. Non-qualified benefit plans are designed to fill a gap in executive compensation that is not covered by qualified plans.

One non-qualified benefit for executives is the opportunity to defer compensation in a deferred compensation plan. The plan allows participants to defer the receipt of earnings until a later year and therefore, defer payment of income taxes. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. Based on the increase or decrease in the tracked mutual funds’ total value, the Company uses its own funds to adjust the deferred compensation by that gain (or loss) when distributed. This type of plan is an attractive way to defer the receipt of compensation into retirement years when income and tax levels are generally lower. This is a positive feature in Lawson’s compensation program and a good way to help retain executives without significant cost. The Company is required to maintain assets in a trust to fund the deferred compensation plan; however, the executives in the plan are unsecured creditors and are at risk of losing part or all of their deferrals if the Company files for bankruptcy.

The Company has broad-based, employee eligible, qualified profit-sharing and 401(k) plans available to the named executive officers along with many other employees to facilitate retirement savings. For 2008, the Company made a profit sharing contribution of 5%, of the executive’s base salary up to the IRS annual compensation limit of $230,000. The Company contributed 5% on any amounts of the executive’s base salary in excess of the $230,000 limit into the Executive Deferred Compensation Plan.

Perquisites

Our Company operates in a spirit of thrift and directs its resources at building shareholder value. We believe that perquisites are generally not a good Company investment. We do not offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. A financial counseling adviser was engaged to assist a small group of senior executives to plan for retirement.

Severance Protection & Other Potential Payments Upon a Separation from the Company

Employment Contracts

Certain executive officers, including some of those reported in the Summary Compensation Table, have employment contracts with the Company. The main purpose of the employment contracts is to protect the Company from certain business risks (threats from competitors, loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relationship.

Employment contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Change-in-Control/Sale of the Company

Change-in-control arrangements are designed to retain executives, provide continuity of management in the event of an actual or threatened change-in-control, and ensure that the executives act at all times in the best interests of shareholders. These benefits are determined either contractually or based upon the terms of specific Plans. In 2009, the Company adopted change-in-control agreements that provide for certain benefits upon a change-in-control and resulting loss of employment with two of the executive officers — Harry Dochelli and Stewart Howley, who did not previously have change-in-control benefits.

Separation of Named Executive Officers in 2008

Effective May 31, 2008, Michael Ruprich was terminated without cause as Group President of MRO and New Channels of the Company. In connection with his termination, the Company entered into a

Separation Agreement with Mr. Ruprich. As quantified in the Summary Compensation Table, the Company agreed to pay Mr. Ruprich 18 months of salary continuation, including health benefits, and an award pursuant to his participation in the LTCAP.

Effective June 27, 2008, Scott Stephens resigned as Senior Vice President & Chief Financial Officer of the Company. Mr. Stephens received no severance or related compensation and all unvested awards, as may have been paid from the Company’s various compensation and benefits programs, were forfeited upon his separation from Lawson.

Role of the Compensation Committee

As a subcommittee of the Board of Directors, the Compensation Committee has overall responsibility for the compensation programs for the CEO and other named executive officers. Specific responsibilities include, but are not limited to:

1. Reviewing and approving corporate goals and objectives;

2. Evaluating the performance of executive officers;

3. Administering incentive and equity-based compensation plans;

4.	Recommending new plans, plan amendments, and/or the termination of current plans;

5.	Recommending Board of Directors’ compensation levels, such as retainers, chair fees, or equity grants; and

6.	Overseeing the work of external consultants advising Lawson on compensation matters.

Compensation Committee Interlocks and Insider Participation

In 2008, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2008, and no member of the Compensation Committee was formerly an officer of the Company.

Role of Executives in Setting Compensation

The Company’s CEO makes recommendations on compensation to the Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation.

Role of the Compensation Consultant

In 2007, the Company engaged Capital H Group (“Capital H”) to complete benchmarking analysis and make recommendations on performance metrics and potential incentive payout levels for its executives. Capital H was also asked to make recommendations regarding the design of executive compensation plans for 2008 and beyond. Capital H presented their benchmarking analysis and recommendations to the Compensation Committee. The primary work completed by the consultant included market pricing, benchmarking, proxy reviews and the development of materials supporting roll out and communication of the Current LTIP to participants.

Capital H is independent and maintains no other direct or indirect business relationships with the Company. All executive compensation services provided by Capital H are conducted under the direction or authority of the CEO and/or the Compensation Committee. All executive compensation work performed by Capital H Group is subject to review and approval of the Compensation Committee.

In 2009, Grant Thornton LLP was engaged to assist the Company in complying with the SEC proxy disclosure requirements as it relates the preparation of the Compensation Discussion & Analysis and related tabular calculations. Grant Thornton is independent and its services are provided under the direction and authority of the CFO. All work performed by Grant Thornton is subject to review and approval of the CFO and the Compensation Committee.

Compensation Recovery Policy

Under the terms of the Company’s compensation plans, the Compensation Committee has full discretion to adjust the size of an award if relevant performance measures are restated or adjusted in a manner that would reduce the size of the award. The Committee is reviewing the adoption of a formal policy that would cover all plans, that provides for the recovery of incentive compensation paid to or deferred by certain executives (including the named executive officers) if certain conditions are met. The draft policy would apply if the named executive officer engaged in misconduct that:

•	contributed to the need for a restatement of all or a portion of Lawson’s financial statements filed with the SEC; or

•	contributed to inaccurate operating metrics being used to calculate incentive compensation.

Under the draft policy, if either of the above scenarios applies, there must also be a determination that the named executive officer’s incentive compensation would have been lower if the misconduct had not occurred.

Tax & Accounting Considerations

409A

Section 409A of the Internal Revenue Codes relates to the tax treatment of earnings when a payment the Company is obligated to make to an executive is deferred to a future tax year. In 2008, the Company, with the assistance of outside counsel, completed a review of all its various executive compensation and benefits plans with respect to compliance with Sect. 409A. As a result of this review, the Company modified various plans and executive employment agreements in order to ensure good faith compliance with 409A.

162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation paid in any given year to a named executive officer in excess of $1.0 million. Performance-based compensation plans are not subject to this restriction. As much as practicable, Lawson attempts to comply with the provisions of 162(m), as clarified under Rev. Rul. 2008-13, in order to be able to deduct compensation paid to its executive officers. This will allow payments made to any named executive officer in a performance-based compensation plan to be deductible by the Company if that officer’s compensation exceeds $1.0 million in a given year. In the event the proposed compensation for any of the Company’s named executive officers is expected to exceed the $1.0 million limitation, the Committee will, in making a decision, balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.

Stock — based compensation

The fair value expense of stock-based compensation, which includes equity incentives such as stock options, restricted stock, and stock appreciation rights is measured in accordance with guidance as required under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718 and is expensed over the applicable vesting period.

280G and 4999

Sections 280G and 4999 of the Internal Revenue Codes relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control, if the payment exceeds three times the executive’s base earnings (as defined by the code section). The Company seeks to minimize the tax consequences as might arise under a potential change-in-control of Lawson by limiting the amount of compensation as may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing change of control agreements provide that the Company will reduce the change-in-control payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2008. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)
Robert G. Rettig
Mitchell H. Saranow
Wilma J. Smelcer

Compensation Agreements

Key terms of compensation agreements currently in effect between the Company and its executive officers are summarized below.

Mr. Thomas J. Neri

Mr. Neri is employed under an amended and restated employment agreement as of February 19, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he will receive an annual base salary of $500,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $450,000. (At January 1, 2008 Mr. Neri’s salary was $450,000 and he received a salary increase to $500,000 on April 16, 2008).

The agreement provides that he will be eligible for discretionary annual incentive bonuses, he is eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”) and he is eligible for various equity-based compensation awards, including stock options, restricted stock and stock award grants.

If the Company terminates Mr. Neri without cause, or he terminates his employment for good reason, Mr. Neri will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.

If within 12 months following a change-in-control, the Company terminates Mr. Neri’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus; in addition, all previously unvested options and rights granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Neri and his family will be covered under the Company’s health benefit plans for two years following termination.

Upon his death, Mr. Neri’s spouse and dependants will receive an amount equal to two times Mr. Neri’s then current annual base salary and an additional pro rata bonus payment; and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.

If Mr. Neri becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.

If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.

Mr. Neri has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. F. Terrence Blanchard

Mr. Blanchard is temporarily employed under a contract effective June 24, 2008 between the Company and Tatum, of which Mr. Blanchard is a partner. The contract provides for Mr. Blanchard to receive a salary of $32,200 per month. In addition the Company is obligated to pay a semi-monthly fee of $6,800 to Tatum. The Company or Tatum may cancel the contract at any time by providing the other party a minimum of 30 days written notice. The Company has the option to make Mr. Blanchard a permanent full-time employee at any time by entering into another agreement with Tatum at a fee calculated as 35% of first full year salary plus bonus.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of February 19, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he will receive an annual base salary of $365,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $325,000. (At January 1, 2008 Mr. Jenkins salary was $325,000 and he received a salary increase to $365,000 on April 16, 2008).

The agreement provides that he will be eligible for discretionary annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible for various equity-based compensation awards, including stock options, restricted stock and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason, Mr. Jenkins will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.

If within 12 months following a change-in-control, the Company terminates Mr. Jenkins’ employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus; in addition, all previously unvested options and rights granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Jenkins and his family will be covered under the Company’s health benefit plans for two years following termination.

Upon his death, Mr. Jenkins spouse and dependants will receive an amount equal to two times Mr. Jenkins then current annual base salary and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for six months and at a rate equal to 60% of his then current salary for thirty months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.

If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Harry Dochelli

Mr. Dochelli became employed under an agreement as of April 7, 2008. Mr. Dochelli’s initial salary was $400,000. The agreement provides that he will be eligible for discretionary annual incentive bonuses; he is eligible to participate in the LTIP and for various equity-based compensation awards, including stock options, restricted stock and stock award grants. Mr. Dochelli received a sign-on bonus of $100,000. He is also eligible for a one-time $100,000 performance bonus after two years of employment. In the event that Mr. Dochelli is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service.

On February 12, 2009, Mr. Dochelli entered into a change in control agreement. If within one year following a change in control, the Company terminates Mr. Dochelli’s employment without cause or Mr. Dochelli terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times Mr. Dochelli’s then current annual base salary and one times his most recent annual bonus; in addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Dochelli and his family will be covered under the Company’s health benefit plans for 12 months following termination. Mr. Dochelli agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

Mr. Stewart A. Howley

Mr. Howley is employed under a contract effective December 5, 2005. At January 1, 2008 Mr. Howley’s salary was $275,000, and he received a salary increase to $295,610 on May 20, 2008. The contract provides for salary increases from time to time and eligibility for an annual incentive bonus. The Company or Mr. Howley may cancel the contract at any time, upon written notice. In the event that Mr. Howley is terminated without cause or if Mr. Howley leaves for good reason, the Company will continue to pay his base salary and certain benefits for a period of one year, plus two months salary for every additional year of service. During the salary continuation period, Mr. Howley is obligated to provide certain limited consulting services to the Company. In the event that Mr. Howley dies while employed by the Company, Mr. Howley’s estate will receive an amount equal to two times his then current annual base salary.

On February 12, 2009, Mr. Howley entered into a change in control agreement. If within one year following a change in control, the Company terminates Mr. Howley’s employment without cause or Mr. Howley terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times Mr. Howley’s then current annual base salary and one times his most recent annual bonus; in addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Howley and his family will be covered under the Company’s health benefit plans for 12 months following termination. Mr. Howley agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

2008 SUMMARY COMPENSATION TABLE(1)

The following table shows the compensation for the last three fiscal years awarded to or earned by individuals who served as the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s three other most highly compensated executive officers and two additional individuals for whom disclosure would have been provided if they had been serving as an executive officers at the end of 2008.

				Option Awards	Non-Equity
				(Stock Performance	Incentive Plan	All Other
		Salary	Bonus	Rights)	Compensation	Compensation	Total
Name and Principal Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Thomas J. Neri	2008	485,417	2,395,000	(21,720)	225,000	26,471	3,110,168
Chief Executive Officer	2007	432,500	—	2,609	345,000	37,882	817,991
	2006	314,583	—	48,255	107,540	29,726	500,104
F. Terrence Blanchard(7)	2008	200,631	—	—	—	10,032	210,663
Chief Financial Officer
Neil E. Jenkins(8)	2008	342,370	1,624,000	(63,644)	120,000	18,327	2,041,053
Executive Vice President, Secretary and General Counsel	2007	277,022	—	(52,544)	93,750	25,055	343,283
Harry Dochelli(9)	2008	294,103	100,000	42,403	100,000	14,705	551,211
Executive Vice President Sales and Marketing
Stewart A. Howley(10)	2008	293,818	441,000	—	50,000	14,691	799,507
Senior Vice President Strategic Business Development	2007	282,000	—	—	85,332	52,689	420,021
Scott F. Stephens(11)	2008	163,720	—	—	—	—	163,720
Former Senior Vice	2007	236,667	—	—	96,251	19,525	352,443
President and Chief Financial Officer	2006	220,000	—	—	47,850	19,250	287,100
Michael W. Ruprich(12)	2008	147,436	889,000	—	—	459,000	1,495,436
Former Group President, MRO and New Channels	2007	300,000	—	—	91,046	24,751	415,797

(1)	The Stock Awards, Change in Pension Value and Non-qualified Deferred Compensation Earnings columns have been deleted from the Summary Compensation Table as such compensation was not granted in 2008.

(2)	The amounts listed in this column show the base salary paid to the named executive officer in 2008, 2007 and 2006.

(3)	Amounts earned under the LTCAP plan of $2,395,000, $1,624,000, 441,000 and 889,000 by Mr. Neri, Mr. Jenkins, Mr. Howley and Mr. Ruprich, respectively, will be paid out 50% in 2009, 25% in 2010 and 25% in 2011. These amounts were determined to be non-deductible for purposes of 162(m); accordingly they are being reported in the Bonus column rather the Non-Equity Incentive Plan column. Additionally, Mr. Dochelli received a $100,000 sign-on bonus.

(4)	The amounts in this column represent the (benefit) expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) for cash-settled stock performance rights (“SPRs”). The Black-Scholes option valuation model assumptions used in calculating the fair value are included in Note M to our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 11, 2009. These amounts reflect our accounting (benefit) expense for these awards, and may not correspond to the actual value that will be recognized by the named executive officer. In some cases benefits were generated due to the decline in fair value of certain SPR grants and, therefore, reduced the “Total” compensation amount.

(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2008 were paid out in 2009.

(6)	See All Other Compensation below for details regarding the amounts in this column for 2008.

(7)	Mr. Blanchard joined the Company as Chief Financial Officer in June 2008.

(8)	Mr. Jenkins became a named executive officer in 2007.

(9)	Mr. Dochelli joined the Company in April 2008.

(10)	Mr. Howley became a named executive officer in 2007.

(11)	Mr. Stephens resigned from the Company in June 2008.

(12)	Mr. Ruprich separated from the Company in May 2008. The total amount of severance benefits to be paid to Mr. Ruprich upon separation was $1,359,823.

ALL OTHER COMPENSATION IN 2008

		Deferred	Financial
	Profit Sharing	Compensation Plan	Counseling	Severance	Total All Other
	Contribution	Contributions	Payments	Payments	Compensation
Name	($)(1)	($)(2)	($)	($)	($)

Thomas J. Neri	11,500	12,771	2,200	—	26,471
F. Terrence Blanchard	10,032	—	—	—	10,032
Neil E. Jenkins	11,500	6,827	—	—	18,327
Harry Dochelli	11,500	3,205	—	—	14,705
Stewart A. Howley	11,500	3,191	—	—	14,691
Scott F. Stephens	—	—	—	—	—
Michael W. Ruprich(3)	—	—	—	459,000	459,000

(1)	The Company made a profit sharing contribution of 5.00% of base salary up to the 2008 IRS annual compensation limit of $230,000.

(2)	For executives with base salaries above the IRS annual compensation limit, the Company paid 5.00% on “excess” above the IRS annual compensation limit into the Executive Deferred Compensation Plan. Please see the Non-Qualified Deferred Compensation Table.

(3)	Severance payments consist of an 18 month salary continuation agreement ($178,500 was paid in 2008 and an additional $280,500 will be paid in 2009). Mr. Ruprich is also eligible for health, dental, vision and life insurance during the salary continuation period which is not included in the total.

GRANTS OF PLAN-BASED AWARDS IN 2008 (1)

					All other
					Option
					Awards:		Grant Date
					Number of	Exercise	Fair Value
					Securities	Price of	of Stock
	Effective				Underlying	Option	and Option
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Options	Awards	Awards
Named Executive Officer	Date	Threshold($)	Target($)	Maximum($)	(#)(2)	($/Sh)(2)	($/Sh)(2)

Thomas J. Neri
Current LTIP(3)	5/13/2008	225,000	450,000	900,000
2008 AIP(4)	3/01/2008	250,000	500,000	1,000,000
Neil E. Jenkins
Current LTIP(3)	5/13/2008	109,500	219,000	438,000
2008 AIP(4)	3/01/2008	91,250	182,500	365,000
SPRs(5)	3/17/2008				10,000	25.43	7.48
Harry Dochelli
Current LTIP(3)	5/13/2008	88,683	177,366	354,732
2008 AIP(4)	3/01/2008	88,197	176,393	352,787
SPRs(5)	4/07/2008				25,000	27.61	8.47
Stewart A. Howley
Current LTIP(3)	5/13/2008	160,000	320,000	640,000
2008 AIP(4)	3/01/2008	73,903	147,805	295,610
SPRs(5)	3/17/2008				10,000	25.43	7.48
Scott F. Stephens(6) SPRs	3/17/2008				15,000	25.43	7.48
Michael W. Ruprich(7) SPRs	3/17/2008				7,500	25.43	7.48

(1)	The columns for Estimated Future Payments under Equity Incentive Plan Awards and All Other Stock Awards have been deleted.

(2)	Amounts represented in these columns represent awards of SPRs that have characteristics similar to options.

(3)	Any potential payouts for the 2008-2009 LTIP awards are expected to be made in 2010.

(4)	Reflects potential awards under the Lawson Products, Inc. 2008 AIP. These awards were paid in March 2009 as described in the Summary Compensation Table above.

(5)	SPRs vest ratably over three years and have a 10 year term.

(6)	Mr. Stephens, former Chief Financial Officer, resigned from the Company in June 2008. The Company cancelled his rights under the 2008-2009 LTIP and 2008 AIP. Additionally, the 15,000 SPRs have been forfeited.

(7)	Mr. Ruprich, former Group President, MRO and New Channels, left the Company in May 2008. The Company cancelled his rights under the 2008-2009 LTIP and 2008 AIP. Additionally, the 7,500 SPRs have been forfeited.

OUTSTANDING EQUITY AWARDS/SPRs AT DECEMBER 31, 2008

	SPR Awards (Stock Performance Rights)(1)
				SPR
	Number of Securities			Exercise	SPR
	Underlying Unexercised SPRs			Price	Expiration
Named Executive Officer	Exercisable	Unexercisable		($)	Date

Thomas J. Neri	5,000	—		33.15	12/08/2013
F. Terrence Blanchard	—	—		—	—
Neil E. Jenkins	400	—		26.50	12/13/2010
	4,400	—		27.08	12/11/2011
	7,200	—		26.85	08/12/2013
	—	10,000	(2)	25.43	03/17/2018
	12,000	10,000
Stewart A. Howley	—	10,000	(2)	25.43	03/17/2018
Harry Dochelli	—	25,000	(3)	27.61	04/07/2018
Scott F. Stephens	—	—		—	—
Michael W. Ruprich	—	—		—	—

(1)	The columns for stock awards have been deleted as the named executive officers have no outstanding stock awards as of December 31, 2008. The data in this chart represents grants under the SPRs, which have characteristics similar to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	Will fully vest on March 17, 2011.

(3)	Will fully vest on April 7, 2011.

OPTION/SPR EXERCISES AND STOCK VESTED IN 2008

There were no exercises of SPRs or vesting of stock for any of the named executive officers during the year ended December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

With respect to the Company’s 2004 Executive Deferral Plan, certain executives, including named executive officers may defer portions of base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year preceding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of Base Salary, Bonus and/or LTIP. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.

The investment options available to an executive include some funds generally similar to or as available through the Company’s qualified retirement plan. The Company does not provide for any above market return for participants in the Executive Deferral Plan.

Distributions from the Plan

Unforeseeable Financial Emergency:  Upon showing a financial hardship and receipt of approval from the Committee, an executive may interrupt deferral or be allowed to access funds in his or her deferred compensation account. An executive may elect to receive distributions under four scenarios, receiving benefits in either a lump sum or in annual installment of between 2 and 15 years. The four scenarios include retirement, termination of employment, disability, or death. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

			Aggregate	Aggregate
	Executive	Registrant	(Loss)	Withdrawals/	Aggregate
	Contributions	Contributions in	Earnings in	Distributions	Balance
	in Last FY	Last FY	Last FY	in Last FY	at Last FYE
Name	($)	($)(1)	($)	($)	($)(2)

Thomas J. Neri	—	12,771	(22,615)	—	49,508
F. Terrence Blanchard	—	—	—	—	—
Neil E. Jenkins	—	6,827	(40,157)	—	63,418
Harry Dochelli	18,667	3,205	(3,783)	—	18,089
Stewart A. Howley	—	3,191	66	—	7,959
Scott F. Stephens	12,900	—	(25,026)	—	40,375
Michael W. Ruprich	—	—	1,031	60,273	—

(1)	Each of these amounts was also reported in column All Other Compensation in the 2008 Summary Compensation Table above.

(2)	Amounts reported in the aggregate balance at last fiscal year end that were reported as compensation to the named executive officer in the Summary Compensation Table for previous years were $59,352, $96,748, $4,702, $52,501 and $59,242 for Mr. Neri, Mr. Jenkins, Mr. Howley, Mr. Stephens and Mr. Ruprich, respectively.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL

The following table outlines potential payments to our named executive officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change-in-control, assuming a December 31, 2008 termination date and the closing price of our common stock of $22.85 on that date. The termination benefits are described in the foregoing Compensation Agreements section. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid. Payments may be reduced if it would result in the imposition of an excise tax under the Internal Revenue Service’s (“IRS”) code section 280G and the reduction would result in the executive officer receiving a greater net of tax payment. Amounts reported represent the full payments to be made to the executives upon separation, as this would result in a higher net of tax payment to each executive.

The potential payments, upon termination or change-in-control of the individual executive officers, are as follows.

	Termination
	for Cause or			Termination
	Voluntary		Voluntary	due to Non-
	Termination		Termination	Renewal of			Termination
	Without		for Good	contract by			Upon
	Good	Termination	Reason by	Lawson			Change of
	Reason	without Cause	Executive	or Executive	Death	Disability	Control
Name	($)	($)	($)	($)	($)	($)	($)

Thomas J. Neri	68,739	1,089,809	1,089,809	68,739	1,089,809	1,226,681	1,989,809
F. Terrence Blanchard	—	—	—	—	—	—	—
Neil E. Jenkins	77,456	828,526	828,526	77,456	828,528	865,398	1,388,854
Harry Dochelli	27,828	427,828	27,828	27,828	27,828	27,828	1,146,430
Stewart A. Howley	19,329	462,744	462,744	19,329	610,549	610,549	756,422

The components of these potential payments are detailed below, by individual executive.

Mr. Thomas J. Neri

		Termination
	Termination	without
	for Cause or	Cause or	Termination
	Voluntary	Voluntary	due to Non-
	Termination	Termination	Renewal of			Termination
	Without	for Good	contract by			Upon
	Good	Reason by	Lawson			Change of
	Reason	Executive	or Executive	Death	Disability	Control
Compensation	($)	($)	($)(1)	($)	($)	($)(2)

Base salary	—	1,000,000	—	1,000,000	1,100,000	1,000,000
AIP	—	—	—	—	—	450,000
SPRs	—	—	—	—	—	—
LTIP award	—	—	—	—	—	450,000
Executive deferral plan	49,508	49,508	49,508	49,508	49,508	49,508
Health and welfare payments	—	21,070	—	21,070	57,942	21,070
Accrued vacation	19,231	19,231	19,231	19,231	19,231	19,231
Total	68,739	1,089,809	68,736	1,089,809	1,226,681	1,989,809

(1)	Additional severance amounts are triggered at the two year anniversary of the “effective date” (which will be February 19, 2011)

(2)	The value of the exercise of SPRs is calculated using 135% of year-end share price to simulate a potential sale price premium for the Company. This includes any accelerated vesting upon a change of control.

Mr. F. Terrence Blanchard

Mr. Blanchard is temporarily employed under a contract that does not provide for any post-employment termination or change-in-control payments.

Mr. Neil E. Jenkins

		Termination
	Termination	without
	for Cause or	Cause or	Termination
	Voluntary	Voluntary	due to Non-
	Termination	Termination	Renewal of			Termination
	Without	for Good	contract by			Upon
	Good	Reason by	Lawson or			Change of
	Reason	Executive	Executive	Death	Disability	Control
Compensation	($)	($)	($)(1)	($)	($)	($)(2)

Base salary	—	730,000	—	730,000	730,000	730,000
AIP	—	—	—	—	—	240,000
SPRs	—	—	—	—	—	101,328
LTIP award	—	—	—	—	—	219,000
Executive deferral plan	63,418	63,418	63,418	63,418	63,418	63,418
Health and welfare payments	—	21,070	—	21,070	57,942	21,070
Accrued vacation	14,038	14,038	14,038	14,038	14,038	14,038
Total	77,456	828,526	77,456	828,526	865,398	1,388,854

(1)	Additional severance amounts are triggered at the two year anniversary of the “effective date” (which will be February 19, 2011)

(2)	The value of the exercise of SPRs is calculated using 135% of year-end share price to simulate a potential sale price premium for the Company. This includes any accelerated vesting upon a change of control.

Mr. Harry Dochelli

	Termination
	for Cause or			Termination
	Voluntary		Voluntary	due to Non-
	Termination	Termination	Termination	Renewal of		Termination
	Without	Without	for Good	contract by		Upon
	Good	Cause by	Reason by	Lawson or	Death and	Change of
	Reason	Lawson	Executive	Executive	Disability	Control
Compensation	($)	($)	($)	($)	($)	($)(1)

Base salary	—	400,000	—	—	—	600,000
AIP	—	—	—	—	—	100,000
SPRs	—	—	—	—	—	81,000
LTIP award	—	—	—	—	—	320,000
Executive deferral plan	18,089	18,089	18,089	18,089	18,089	18,089
Health and welfare payments	—	—	—	—	—	17,602
Accrued vacation	9,739	9,739	9,739	9,739	9,739	9,739
Total	27,828	427,828	27,828	27,828	27,828	1,146,430

(1)	The value of the exercise of SPRs is calculated using 135% of year-end share price to simulate a potential sale price premium for the Company. This includes any accelerated vesting upon a change of control.

Mr. Stewart A. Howley

		Termination
	Termination	without
	for Cause or	Cause or	Termination
	Voluntary	Voluntary	due to Non-
	Termination	Termination	Renewal of			Termination
	Without	for Good	contract by			Upon
	Good	Reason by	Lawson or			Change of
	Reason	Executive	Executive	Death	Disability	Control
Compensation	($)	($)(1)	($)	($)	($)	($)(2)

Base salary	—	443,415	—	591,220	591,220	443,415
AIP	—	—	—	—	—	50,000
SPRs	—	—	—	—	—	54,200
LTIP award	—	—	—	—	—	177,366
Executive deferral plan	7,959	7,959	7,959	7,959	7,959	7,959
Health and welfare payments	—	—	—	—	—	12,112
Accrued vacation	11,370	11,370	11,370	11,370	11,370	11,370
Total	19,329	462,744	19,329	610,549	610,540	756,422

(1)	Includes consulting fees equal to 18 months of salary.

(2)	The value of the exercise of SPRs is calculated using 135% of year-end share price to simulate a potential sale price premium for the Company. This includes any accelerated vesting upon a change of control.

DIRECTOR COMPENSATION

Lawson’s non-employee Directors received an annual cash retainer of $75,000 for attending Board and Board Committee meetings. The Chairman of the Board received an additional $25,000 in 2008 for service as the Chairman. The Chairmen of the Audit Committee and Compensation Committee received an additional annual fee of $15,000 and $10,000, respectively, in 2008 for their service in leading these committees. The Chairpersons of the other Board committees received an additional $5,000 annual fee in 2008 for their service in leading these committees. A special Committee of the Board of Directors was formed to oversee the internal investigation of the Company by the federal government into certain Company customer loyalty programs. Mr. Brophy, Mr. Postek, Mr. Rettig and Ms. Smelcer comprised the Committee and were compensated an additional $20,000 in 2008 for their services on this committee. The special Committee of the Board of Directors has completed its assignment and was discontinued as of December 31, 2008. Directors travel expenses for attending meetings are reimbursed by the Company.

An award of 5,000 Stock Performance Rights (“SPRs”) was granted to each director on May 12, 2008 using the closing price of the Company’s common stock of $25.53 on that date. The SPRs are a cash-based award that provides directors with a meaningful link to creating shareholder value by tying their compensation to the increase in value of the Company stock from grant date. SPRs granted to retirement eligible directors are expensed at date of grant while grants for directors who are not retirement eligible are expensed over a three-year vesting schedule. Pursuant to the requirements of ASC 718 all SPRs outstanding have been remeasured at fair value on December 31, 2008 using the Black-Scholes valuation model. Assumptions used in the calculation of fair value are included in Footnote M “Stock performance plan” in the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March11, 2009.

DIRECTOR COMPENSATION TABLE(1)

The following table shows compensation information for 2008 for the non-employee directors (including Mr. Brophy, who resigned as director on October 19, 2009).

	Fees Earned or
	Paid in Cash	SPR Awards	Total
Name	($)	($)(2)	($)

James T. Brophy	95,000	(120,885)	(25,885)
James S. Errant	75,000	6,675	81,675
Lee S. Hillman	85,000	(24,128)	60,872
Ronald B. Port, M.D.	100,000	(120,885)	(20,885)
Thomas S. Postek	110,000	(27,500)	82,500
Robert G. Rettig	95,000	(120,885)	(25,885)
Mitchell H. Saranow	85,000	(90,613)	(5,613)
Wilma J. Smelcer	100,000	(24,128)	75,872

(1)	The Stock Awards, Non-equity Incentive Plan Compensation, the Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation columns have been eliminated as the Company does not have any compensation to report in these columns. Mr. Neri is not listed in the table because he was an employee of the Company and received no additional compensation to serve as a Director.

(2)	The amounts in this column reflect the (benefit) expense recognized for financial statement purposes for the year ended December 31, 2008. The SPR benefit is due to the decline in fair value of certain SPR grants. As of December 31, 2008, each director had the following aggregate number of SPRs or options outstanding: James T. Brophy, 28,000 SPRs; James S. Errant, 10,000 SPRs; Lee S. Hillman, 20,000 SPRs; Ronald B. Port, M.D., 29,000 SPRs, 2,500 options; Thomas S. Postek, 15,000 SPRs; Robert G. Rettig, 29,000 SPRs; Mitchell H. Saranow, 29,000 SPRs and 2,500 options; and Wilma J. Smelcer, SPRs 20,000 SPRs.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding the number of shares of common stock that were available for issuance under the Company’s equity compensation plans.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercises price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in the
Plan category	and rights	and rights	first column)

Equity compensation plans approved by security holders	5,000	$23.11	—
Equity compensation plans not approved by security holders	—	—	—

Total	5,000	$23.11	—

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

The Company’s practice has been that all transactions between the Company and any related person will be approved by a majority of the members of the Company’s Board of Directors and by a majority of independent and disinterested directors. All proposed related person transactions are generally reported to the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, or General Counsel, who assist in gathering the relevant information about the transaction, and present the information to the Board of Directors or one of its Committees. The Board then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

Mr. Blanchard is employed as Chief Financial Officer on an interim basis under a contract between the Company and Tatum, LLC, a financial consultancy firm, of which Mr. Blanchard is a partner. The contract provides for Mr. Blanchard to receive a salary of $32,200 per month. In addition the Company is obligated to pay a semi-monthly fee of $6,800 to Tatum. Additionally, the Company has a contract with Tatum for the services of the Company’s Interim Vice President, Information Systems, a Tatum employee, in exchange for $40,000 per month. In total the Company paid Tatum $347,620 in 2008.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

Ernst & Young LLP was the Company’s principal accountant for years 2008 and 2007. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such years were as follows:

	Year Ended December 31,
	2008	2007

Audit Services	$1,042,600	$1,014,600
Audit-Related Fees	46,100	8,100
Tax Fees	175,862	299,000
All Other Fees	25,000	33,700

	$1,289,562	$1,355,400

Audit Fees

Audit services include fees for the annual audit, review of the Company’s reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to Ernst & Young LLP’s audit of the Company’s effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002. Tax fees relate to domestic and international income tax compliance and consulting services. Ernst & Young LLP did not render any other services to the Company.

Audit-Related Fees

Aggregate fees of $46,100 in 2009 and $8,100 in 2007 were billed by Ernst & Young LLP for consultations and procedures related to certain accounting issues.

Tax Fees

Aggregate fees of $175,862 in 2008 and $229,000 in 2007 were billed by Ernst & Young LLP for domestic and international income tax compliance and consulting services.

All Other Fees

Aggregate fees of $25,000 in 2008 and $33,700 in 2007 were billed by Ernst & Young LLP for benefit plan audits.

The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP’s continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and consider whether these services are compatible with the auditor’s independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Chief Financial Officer has provided quarterly reports of external auditor services, by category, to the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2008.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2004 include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

With regard to the 2008 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2008 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter, that in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2008 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009, and the Board of Directors has concurred with such selection.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
Robert G. Rettig
Mitchell H. Saranow

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of shares of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2008, all of the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2008 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Corporate Secretary, we will provide a separate copy of the 2008 Annual Report on Form 10-K or Notice of Annual Meeting and Proxy Statement.

Proposals of Security Holders

A stockholder proposal to be presented at the annual meeting to be held in 2010 must be received at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than December 31,2009 for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

In addition, the Company’s bylaws provide for the timing and content of the notice that stockholders must provide to the Secretary of the Company for proposals to be properly presented at a stockholder meeting. Pursuant to these provisions, notice of a proposal must be received by the Company not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year’s meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

A copy of our Annual Report on Form 10-K and the for the year ended December 31, 2008, excluding certain of the exhibits thereto, may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

The Board of Directors knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary
November 4, 2009

Appendix A

Lawson Products, Inc.
2009 Equity Compensation Plan

As Adopted Effective          , 2009

LAWSON PRODUCTS, INC.
2009 EQUITY COMPENSATION PLAN

LAWSON PRODUCTS, INC.
2009 EQUITY COMPENSATION PLAN

1.0  Definitions

The following terms shall have the following meanings unless the context indicates otherwise:

1.1 “Award” shall mean an equity-based compensation award as specified in Section 9 below and granted by the Committee under and in accordance with the Plan.

1.2 “Award Agreement” shall mean a written agreement between the Company and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Cause” for termination of a Participant’s employment shall mean (i) the Participant’s willful or intentional failure to perform the duties of his or her employment in any material respect, (ii) malfeasance or negligence in the performance of the Participant’s duties of employment in any material respect, (iii) the Participant’s commission of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Participant resides (whether or not in connection with his or her employment), (iv) the Participant’s disclosure of material confidential information about the business of the Company or any of its subsidiaries to any individual or entity, other than in the performance of the duties of his or her employment, (v) the Participant’s material violation of any formal written policy adopted by the Company, (vi) the Participant’s knowing certification of any misrepresentation or false information in any filing by the Company with a government agency, (vii) the Participant’s commission of an act or acts that result in the imposition of criminal or civil penalties against the Company by a government agency, or (viii) any other act or omission by the Participant (other than an act or omission resulting from the exercise by the Participant of good faith business judgment) which is materially injurious to the financial condition or the business reputation of the Company or any of its subsidiaries; provided, however, that no act or omission by the Participant shall constitute Cause unless the Company gives written notice thereof to the Participant, and the Participant fails to remedy such act or omission within seven (7) days after receiving such notice.

1.5 “Change in Control” shall mean (i) the acquisition (in one or a series of transactions) by one or more related or affiliated (within the meaning of the Exchange Act) entities or persons (other than related or affiliated entities or persons who as of the effective date of this Plan own more than fifty percent (50%) of the outstanding voting securities of the Company) of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the sale or other disposition of all or substantially all of the assets of the Company, (iii) the merger or consolidation of the Company with or into another entity, as a result of which merger or consolidation the holders of the outstanding voting securities of the Company immediately prior to such transaction hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity immediately after such transaction or (iv) any other transaction that is determined by the Committee to constitute a major change in the ownership and control of the assets previously held, and operations previously conducted, by the Company.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members. The Committee may be the Board’s Compensation Committee or such committee that performs the functions generally associated with those functions performed by the compensation committees of publicly traded corporations. Unless the Board determines otherwise, and such determination is reduced to a writing articulating the reasons for such determination, the Committee shall be comprised solely of not less than 2 members, each of whom shall qualify as:

(a) a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and

(b) an “outside director” within the meaning of Code Section 162(m) and the Treasury Regulations thereunder (or any successor law or regulation), and

(c) if the Common Stock is readily tradeable on a national securities exchange or other market system, then an “independent director” as such term is defined or used by the rules of the exchange or system on which the Company’s Common Stock is listed.

1.8 “Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.

1.9 “Company” shall mean Lawson Products, Inc., a Delaware corporation.

1.10 “Disability” shall be determined by the Committee in its reasonable discretion.

1.11 “Effective Date” shall be the date the Board approves and adopts the Plan.

1.12 “Employee” shall mean an employee of the Company or any Subsidiary as described in Treasury Regulation Section 1.421-7(h).

1.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.14 “Fair Market Value of a Share of the Common Stock” shall mean:

(a) if the Common Stock is readily tradeable on a national securities exchange or other market system, the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date), or

(b) if the Common Stock is not readily tradeable on a national securities exchange or other market system:

(i)	the book value of a share of Common Stock as of the last day of the last completed fiscal quarter preceding the date of calculation; or

(ii)	any other value as otherwise determined in good faith by the Board.

1.15 “ISO” shall mean an “incentive stock option” as such term is defined in Code Section 422.

1.16 “Nonemployee Director” shall mean a member of the Board who is not an Employee.

1.17 “Nonqualified Stock Option” shall mean a Stock Option that does not qualify as an ISO.

1.18 “Participant” shall mean any Employee or Nonemployee Director to whom an Award has been granted by the Committee under the Plan.

1.19 “Plan” shall mean the Lawson Products, Inc. 2009 Equity Compensation Plan.

1.20 “Stock Award” shall mean the grant by the Committee to a Participant of an Award of Common Stock in accordance with Section 11.1, below.

1.21 “Stock Option” shall mean the grant by the Committee to a Participant of an Award of an option to purchase Common Stock in accordance with Section 10, below.

1.22 “Stock Unit” shall mean the grant by the Committee to a Participant of a right to receive a share of Common Stock in accordance with Section 11.2, below.

1.23 “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

1.24 “Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

1.25 “Unvested” shall mean an Award (or portion of an Award) that has not yet Vested.

1.26 “Vest” shall mean:

(a) with respect to Stock Options, when the Stock Option (or a portion thereof) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option, so that the Participant has an unrestricted right, title and interest (but subject to any expiration date) to obtain the compensation (if any) attributable to such Stock Option (or a portion thereof) or to otherwise enjoy the benefits underlying such Stock Option; or

(b) with respect to Awards other than Stock Options, when the Participant has:

(i)	an unrestricted right, title and interest to receive the compensation (whether payable in cash or Common Stock or a combination of both) attributable to an Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and

(ii)	a right to transfer an Award subject to no Company-imposed restrictions or limitations other than restrictions and/or limitations imposed by the Plan and/or by the Committee in accordance with the Plan.

1.27 “Vesting Date” shall mean the date or dates on which an Award Vests.

1.28 “Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.0  Purpose of Plan

Purpose.  The purpose of the Plan is to motivate certain Employees and Nonemployee Directors to put forth maximum efforts toward the growth, profitability, and success of the Company and Subsidiaries by providing incentives to such Employees and Nonemployee Directors through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as Employees and Nonemployee Directors, and to assist in aligning the interests of such Employees and Nonemployee Directors with the interests of the stockholders of the Company.

3.0  Term of Plan

Term.  The Plan shall be effective as of the Effective Date and shall terminate on the 10th anniversary of the Effective Date (unless sooner terminated by the Board in accordance with Section 17, below).

4.0  Stockholder Approval

4.1 Initial Stockholder Approval.  The Plan shall be approved by the stockholders of the Company at an annual meeting or any special meeting of the stockholders of the Company within twelve (12) months before or after the Effective Date, and such approval by the stockholders of the Company shall be a condition to the right of each Participant to receive and/or retain Awards hereunder. Any Award granted under the Plan prior to the approval by the stockholders of the Company shall be effective as of the date of grant (unless the Committee specifies otherwise at the time of grant), but no such Award may Vest, be paid out, or otherwise be disposed of prior to such stockholder approval. If the stockholders of the Company fail to approve the Plan in accordance with this Section 4.1, any Award granted under the Plan shall be cancelled.

4.2 Plan Amendment.  Any amendment to the Plan that is determined to be a “material amendment” or a “material revision” or a “material modification” (or word(s) of similar effect) under the rules of the exchange or system on which the Company’s Common Stock is listed must be approved by the stockholders of the Company before such amendment shall be effective.

4.3 Repricings.  Any amendment, revision, replacement, cancellation and regrant, or other change to an outstanding Award that is determined to be a “repricing” (or word(s) of similar effect) under the rules of the exchange or system on which the Company’s Common Stock is listed must be approved by the stockholders of the Company before such “repriced” Award shall be effective.

4.4 Stockholder Reapproval.  If required by Treasury Regulation Section 1.162-27(e)(4)(vi) or any successor regulation or rule, the material terms of performance goals as described in Section 9.3 below shall be disclosed to and reapproved by the stockholders of the Company no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved such performance goals.

5.0  Administration

5.1 Responsibility.  The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

5.2 Award Agreement.  Each Award granted under the Plan shall be evidenced by an Award Agreement which shall be signed by the Committee and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail.

5.3 Authority of the Committee.  The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a) to determine eligibility for participation in the Plan;

(b) to determine eligibility for and the type and size of an Award granted under the Plan;

(c) to grant Awards to, and to enter into Award Agreements with, Participants;

(d) to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e) to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f) to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h) to accelerate the Vesting of any Award when such action or actions would be in the best interest of the Company;

(i) subject to Section 4.3, above, to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company; and

(j) to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

5.4 Action by the Committee.  The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

5.5 Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 5.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

5.6 Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

5.7 Liability.  No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

5.8 Indemnification.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

6.0  Eligibility and Participation

6.1 Eligibility.  All Employees and Nonemployee Directors shall be eligible to participate in the Plan and to receive Awards.

6.2 Participation.  The Committee in its sole discretion shall designate who shall be a Participant and receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person or entity to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

7.0  Shares Subject to Plan

7.1 Available Shares.  The aggregate number of shares of Common Stock that shall be available for issuance or payments of Awards under the Plan during its term shall be equal to [500,000]. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 7.2 below.

7.2 Adjustment to Shares.  If there is any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Award so that the value of each such Award immediately after such change shall not be significantly diluted or enhanced relative to its value immediately prior to such change. Such adjustment shall be made successively each time any such change shall occur. In order to prevent such dilution or enhancement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Stock Options, and the Fair Market Value of a Share of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods; provided, however, that with respect to Awards that may be subject to Code Section 162(m), such modifications and/or changes must not disqualify compensation attributable to such Awards as “performance-based compensation” under Code Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding anything contained in the Plan, any adjustment:

(a) with respect to an ISO due to a change described in this Section 7.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder other than an incentive stock option for purposes of Code Section 422, and

(b) with respect to an Award that qualifies as “nonqualified deferred compensation” under Code Section 409A shall fully comply with the rules under Code Section 409A, and in no event shall any adjustment be made which would render any Award granted hereunder to be subject to tax under Code Section 409A.

8.0  Maximum Individual Awards

Maximum Aggregate Number of Shares That May Be Granted To Any Single Participant.  The maximum aggregate number of shares of Common Stock that may be granted to any single Participant in any calendar year with respect to Awards under the Plan shall be [40,000], subject to adjustment as provided in Section 7.2 above. For purposes of the preceding sentence, any Award or portion of an Award that is cancelled or repriced shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Participant.

9.0  Awards

9.1 Type of Awards.  The Committee may, in its sole discretion, grant the following Awards to Employees and/or Nonemployee Directors:

•	Stock Options

•	Stock Awards

•	Stock Units

9.2 Award Terms and Conditions.  Subject to any terms and/or conditions explicitly required by the Plan, the Committee, in its sole discretion, shall determine all of the terms and conditions of each Award, including but not limited to the following:

•	exercise price or purchase price

•	method of exercise

•	Vesting

•	expiration term of Award

•	effects of termination of Participant’s employment or service

•	Change-in-Control Vesting and other effects of a Change in Control

•	qualification of a Stock Option as an ISO

•	payout in cash, in property, or any combination of cash and property

•	restrictive covenants

•	transferability

•	tax withholding

•	tax deferral arrangements

•	tandem or combination Awards

•	any other term or condition that is not inconsistent with the Plan.

9.3 Performance Measures.  The Committee may set performance goals using such performance measures (either individually or in any combination) as it deems appropriate with respect to the grant or Vesting of an Award, including but not limited to:

•	revenue

•	sales

•	pretax income before allocation of corporate overhead and bonus

•	budget

•	cash flow

•	earnings per share

•	net income

•	division, group or corporate financial goals

•	appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company

•	dividend

•	total stockholder return

•	return on stockholders’ equity

•	return on assets

•	return on investment

•	internal rate of return

•	attainment of strategic and operational initiatives

•	market share

•	operating margin

•	profit margin

•	gross profits

•	earnings before interest and taxes

•	earnings before interest, taxes, depreciation and amortization

•	economic value-added models

•	comparisons with various stock market indices

•	increase in number of customers

•	reductions in costs

•	mortgage loans

•	bringing assets to market

•	resolution of administrative or judicial proceedings or disputes

•	funds from operations.

10.0  Stock Options

10.1 In General.  The Committee may, in its sole discretion, grant Stock Options to Employees and/or Nonemployee Directors on or after the Effective Date. The Committee shall, in its sole discretion, determine the Employees and Nonemployee Directors who will receive Stock Options and the number of shares of Common Stock underlying each Stock Option. With respect to Employees who become Participants, the Committee may grant such Participants ISOs or Nonqualified Stock Options or a combination of both. With respect to Nonemployee Directors who become Participants, the Committee may grant such Participants only Nonqualified Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time. In addition, each Stock Option shall be subject to the following terms and conditions set forth in Sections 10.2 through 10.8 below.

10.2 Exercise Price.  The Committee shall specify the exercise price of each Stock Option in the Award Agreement; provided, however, that (i) the exercise price of any ISO shall not be less than 100 percent of the Fair Market Value of a Share of the Common Stock on the date of grant, and (ii) the exercise price of any Nonqualified Stock Option shall not be less than 100 percent of the Fair Market Value of a Share of the Common Stock on the date of grant unless the Committee in its sole discretion and due to special circumstances determines otherwise on the date of grant.

10.3 Term of Stock Option.  The Committee shall specify the term of each Stock Option in the Award Agreement; provided, however, that (i) no ISO shall be exercised after the tenth anniversary of the date of grant of such ISO and (ii) no Nonqualified Stock Option shall be exercised after the twentieth anniversary of the date of grant of such Nonqualified Stock Option. Each Stock Option shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall, in its sole discretion, set forth in the Award Agreement on the date of grant.

10.4 Vesting Date.  The Committee shall specify the Vesting Date with respect to each Stock Option in the Award Agreement. The Committee may grant Stock Options that are Vested, either in whole or in part, on the date of grant. If the Committee fails to specify a Vesting Date in the Award Agreement, one-third (1/3) of such Stock Option shall Vest and become exercisable on each of the first three (3) anniversaries of the date of grant and shall remain exercisable following such anniversary date until the Stock Option expires in accordance with its terms under the Award Agreement or under the terms of the Plan. The Vesting of a Stock Option may be subject to such other terms and conditions as shall be determined by the Committee, including, without limitation, accelerating the Vesting if certain performance goals are achieved.

10.5 Exercise of Stock Options.  The Stock Option exercise price may be paid in cash or, in the sole discretion of the Committee, by the delivery of shares of Common Stock then owned by the

Participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the sole discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a Participant, providing the Company with a notarized statement attesting to the number of shares owned by the Participant, where upon verification by the Company, the Company would issue to the Participant only the number of incremental shares to which the Participant is entitled upon exercise of the Stock Option. In determining which methods a Participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate; provided, however, that with respect to ISOs, all such discretionary determinations by the Committee shall be made at the time of grant and specified in the Award Agreement.

10.6 Restrictions Relating to ISOs.  In addition to being subject to the terms and conditions of this Section 10, ISOs shall comply with all other requirements under Code Section 422. Accordingly, ISOs may be granted only to Participants who are employees (as described in Treasury Regulation Section 1.421-7(h)) of the Company or of any “Parent Corporation” (as defined in Code Section 424(e)) or of any “Subsidiary Corporation” (as defined in Code Section 424(f)) on the date of grant. The aggregate market value (determined as of the time the ISO is granted) of the Common Stock with respect to which ISOs (under all option plans of the Company and of any Parent Corporation and of any Subsidiary Corporation) are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. For purposes of the preceding sentence, ISOs shall be taken into account in the order in which they are granted. ISOs shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by such Participant. The Committee shall not grant ISOs to any Employee who, at the time the ISO is granted, owns stock possessing (after the application of the attribution rules of Code Section 424(d)) more than 10 percent of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or of any Subsidiary Corporation, unless the exercise price of the ISO is fixed at not less than 110 percent of the Fair Market Value of a Share of the Common Stock on the date of grant and the exercise of such ISO is prohibited by its terms after the fifth anniversary of the ISO’s date of grant. In addition, no ISO shall be issued to a Participant in tandem with a Nonqualified Stock Option issued to such Participant in accordance with Treasury Regulation Section 14a.422A-1, Q/A-39.

10.7 Additional Terms and Conditions.  The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

10.8 Conversion Stock Options.  The Committee may, in its sole discretion, grant a Stock Option to any holder of an option (hereinafter referred to as an “Original Option”) to purchase shares of the stock of any corporation:

(i)	the stock or assets of which were acquired, directly or indirectly, by the Company or any Subsidiary, or

(ii)	which was merged with and into the Company or a Subsidiary;

so that the Original Option is converted into a Stock Option (hereinafter referred to as a “Conversion Stock Option”); provided, however, that such Conversion Stock Option as of the date of its grant (the “Conversion Stock Option Grant Date”) shall have the same economic value as the Original Option as of the Conversion Stock Option Grant Date. In addition, unless the Committee, in its sole discretion determines otherwise, a Conversion Stock Option which is converting an Original Option intended to qualify as an ISO shall have the same terms and conditions as applicable to the Original Option in accordance with Code Section 424 and the Treasury Regulations thereunder so that the conversion (x) is treated as the issuance or assumption of a stock option under Code Section 424(a) and (y) is not treated as a modification, extension or renewal of a stock option under Code Section 424(h).

11.0  Stock Awards and Stock Units

11.1 Stock Awards.  The Committee may, in its sole discretion, grant Stock Awards to Employees and/or Nonemployee Directors as additional compensation or in lieu of other compensation for services to the Company. A Stock Award shall consist of shares of Common Stock which shall be subject to such terms and conditions as the Committee in its sole discretion determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the Vesting Date with respect to such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment within specified periods. The Committee may require (a) the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Stock Award and/or (b) that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. With respect to the shares of Common Stock subject to a Stock Award, the Participant may have all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares, to the extent that the Committee so determines on the date of grant and provides in the Award Agreement.

11.2 Stock Units.  The Committee may, in its sole discretion, grant to Employees and/or Nonemployee Directors Stock Units as additional compensation or in lieu of other compensation for services to the Company. A Stock Unit is a hypothetical right to receive a share of Common Stock and is represented by a notional account established and maintained (or caused to be established or maintained) by the Company for a Participant who receives a grant of Stock Units. Stock Units shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate including, without limitation, determinations of the Vesting Date with respect to such Stock Units and the criteria for the Vesting of such Stock Units. A Stock Unit granted by the Committee shall provide for payment in shares of Common Stock at such time or times as the Award Agreement shall specify.

11.3 Payout of Stock Units.  Subject to a Participant’s possible election to defer in accordance with Section 15.4 below, upon the Vesting of a Stock Unit, the share of Common Stock corresponding to the Stock Unit shall be distributed to the Participant, unless the Committee, in its sole discretion, provides for the payment of the Stock Unit in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock which would otherwise be distributed to the Participant.

12.0  Performance-Based Awards

12.1 In General.  The Committee, in its sole discretion, may designate Awards granted under the Plan as Performance-Based Awards (as defined below) if it determines that such compensation might not be tax deductible by the Company due to the deduction limitation imposed by Code Section 162(m). Accordingly, an Award granted under the Plan may be granted in such a manner that the compensation attributable to such Award is intended by the Committee to qualify as “performance-based compensation” (as such term is used in Code Section 162(m) and the Treasury Regulations thereunder) and thus be exempt from the deduction limitation imposed by Code Section 162(m) (“Performance-Based Awards”).

12.2  Qualification of Performance-Based Awards. Awards shall only qualify as Performance-Based Awards under the Plan if:

(a) at the time of grant the Committee is comprised solely of two (2) or more “outside directors” (as such term is used in Code Section 162(m) and the Treasury Regulations thereunder);

(b) with respect to either the granting or Vesting of an Award (other than a Nonqualified Stock Option which is granted with an exercise price at or above the Fair Market Value of a Share of the Common Stock on the date of grant), such Award is subject to the achievement of a performance goal or goals for the Company based on one or more performance measures specified by the Committee;

(c) the Committee establishes in writing, no later than ninety (90) days after the commencement of the applicable performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed), (i) the objective performance-based goals applicable to a given performance period and (ii) the individual employees or class of employees to which such performance-based goals apply;

(d) no compensation attributable to a Performance-Based Award will be paid to or otherwise received by a Participant until the Committee certifies in writing that the performance goal or goals (and any other material terms) applicable to such performance period have been satisfied; and

(e) after the establishment of a performance goal, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance-based compensation” under Code Section 162(m)) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.

13.0  Change in Control

13.1 Accelerated Vesting.  Notwithstanding any other provision of this Plan to the contrary, if there is a Change in Control of the Company, the Committee, in its sole discretion, may take such actions as it deems appropriate with respect to outstanding Awards, including, without limitation, accelerating the Vesting Date and/or payout of such Awards; provided, however, that such action shall not conflict with any provision contained in an Award Agreement unless such provision is amended in accordance with Section 17.3 below; and provided further that, in the absence of different action by the Committee, each outstanding Award which Vests on the basis of the passage of time shall immediately and automatically Vest on the date of the Change in Control to whatever additional extent (if any) it would have been vested on the date that is one (1) year after the date of the Change in Control.

13.2 Cashout.  The Committee, in its sole discretion, may determine that, upon the occurrence of a Change in Control of the Company, all or a portion of certain outstanding Awards shall terminate within a specified number of days after notice to the holders, and each such holder shall receive an amount equal to the value of such Award on the date of the Change in Control, which with respect to each share of Common Stock subject to a Stock Option shall be an amount equal to the excess of the Fair Market Value of a Share of the Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option. Such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable to stockholders of the Company in the Change in Control transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine.

13.3 Assumption or Substitution of Awards.  Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its sole discretion, provide that an Award may be assumed by any entity which acquires control of the Company or may be substituted by a similar award under such entity’s compensation plans.

14.0  Termination of Employment

14.1 Termination of Employment Due to Death or Disability.  Subject to any written agreement between the Company and a Participant, if a Participant’s employment is terminated due to death or Disability:

(a) all non-Vested portions of Awards held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, shall immediately be forfeited by such Participant as of such date;

(b) all Vested portions of Awards (other than Vested portions of Stock Options) held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, shall be paid in accordance with the payout schedule applicable to Vested Awards; and

(c) all Vested portions of Stock Options held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, shall remain exercisable until the earlier of:

(i)	the end of the 12-month period following the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, or

(ii)	the date the Stock Option would otherwise expire.

14.2 Termination of Employment for Cause.  Subject to any written agreement between the Company and a Participant, if a Participant’s employment is terminated by the Company for Cause, all Awards held by a Participant on the date of the termination of his or her employment for Cause, whether Vested or non-Vested, shall immediately be forfeited by such Participant as of such date. In the event that Stock, cash or other property comprising a Vested Award has been distributed to a Participant prior to a termination of employment for Cause, the Participant shall be obligated to return to the Company within thirty (30) days after such termination of employment (a) the Stock, cash or other property comprising that Award or (b) if such Stock or other property has been disposed of by the Participant, cash equal in amount to the greater of (i) the fair market value of such Stock or other property at the time of its disposition or (ii) the amount received in exchange for such Stock or other property.

14.3 Other Terminations of Employment.  Subject to any written agreement between the Company and a Participant, if a Participant’s employment is terminated for any reason other than for Cause, death or Disability:

(a) all non-Vested portions of Awards held by the Participant on the date of the termination of his or her employment shall immediately be forfeited by such Participant as of such date;

(b) all Vested portions of Awards (other than Vested portions of Stock Options) held by the Participant on the date of the termination of his or her employment shall be paid in accordance with the payout schedule applicable to Vested Awards; and

(c) all Vested portions of Stock Options held by the Participant on the date of the termination of his or her employment s shall remain exercisable until the earlier of:

(i)	the end of the 90-day period following the date of the termination of his or her employment, or

(ii)	the date the Stock Option would otherwise expire.

14.4 Committee Discretion.  Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its sole discretion, provide that:

(a) any or all non-Vested portions of Stock Options held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her employment, as the case may be, shall immediately become exercisable as of such date and, except with respect to ISOs, shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire;

(b) any or all Vested portions of Nonqualified Stock Options held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her employment, as the case may be, shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire;

(c) any or all non-Vested portions of Stock Awards and/or Stock Units held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her employment shall immediately Vest or shall become Vested on a date that occurs on or prior to the date the Award is scheduled to vest; and/or

(d) all Vested portions of Awards (other than Vested portions of Stock Options) held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, shall be paid on a date that occurs prior than the Vested Award is schedules to be paid.

14.5 ISOs.  Notwithstanding anything contained in the Plan to the contrary, (i) the provisions contained in this Section 14 shall be applied to an ISO only if the application of such provision maintains the treatment of such ISO as an ISO and (ii) the exercise period of an ISO in the event of a termination of the Participant’s employment due to Disability provided in Section 14.1, above, shall be applied only if the Participant is “permanently and totally disabled” (as such term is defined in Code Section 22(e)(3)).

15.0  Taxes

15.1 Withholding Taxes.  With respect to Employees, the Company, or the applicable Subsidiary, may require a Participant who has become Vested in a Stock Award or Stock Unit granted hereunder, or who exercises a Stock Option granted hereunder, to reimburse the corporation which employs such Participant for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by such corporation or entity in respect of the issuance or disposition of such shares or the payment of any amounts. In lieu thereof, the corporation or entity which employs such Participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation or entity to the Participant upon such terms and conditions as the Committee shall prescribe. The corporation or entity that employs such Participant may, in its discretion, hold the stock certificate to which such Participant is entitled upon the Vesting of a Stock Award or Stock Unit or the exercise of a Stock Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.

15.2 Use of Common Stock to Satisfy Withholding Obligation.  With respect to Employees, at any time that the Company, Subsidiary or other entity that employs such Participant becomes subject to a withholding obligation under applicable law with respect to the Vesting of a Stock Award or Stock Unit or the exercise of a Nonqualified Stock Option (the “Tax Date”), except as set forth below, a holder of such Award may elect to satisfy, in whole or in part, the holder’s related personal tax liabilities (an “Election”) by (i) directing the Company, Subsidiary or other entity that employs such Participant to withhold from shares issuable in the related vesting or exercise either a specified number of shares or shares of Common Stock having a specified value (in each case equal to the related minimum statutory personal withholding tax liabilities with respect to the applicable taxing jurisdiction in order to comply with the requirements for “equity accounting” in accordance with Statement of Financial Accounting

Standards No. 123R, (ii) tendering shares of Common Stock previously issued pursuant to the exercise of a Stock Option or other shares of the Common Stock owned by the holder, or (iii) combining any or all of the foregoing Elections in any fashion. An Election shall be irrevocable. Any withheld shares and any other shares of Common Stock tendered in payment shall be valued based on the Fair Market Value of a Share of the Common Stock on the Tax Date. The Committee may disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular shares or exercises. The Committee may impose any additional conditions or restrictions on the right to make an Election as it shall deem appropriate, including conditions or restrictions with respect to Section 16 of the Exchange Act.

15.3 No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

15.4 Section 409A Deferred Compensation.  At the time of grant, the Committee shall determine whether an Award will be treated as “nonqualified deferred compensation” under Code Section 409A. The Committee shall ensure that if an award will be treated as “nonqualified deferred compensation” under Code Section 409A, that the Award fully complies with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder, including but not limited to:

(a) Requiring a minimum 6-month delay of payment if the Participant is a “specified employee” (as such term is defined under Code Section 409A);

(b) Deferring or accelerating the payment of compensation attributable to any Award only in strict compliance with Code Section 409A; and

(c) Establishing and operating the Plan in strict compliance with Code Section 409A.

The Committee may, in its sole discretion, allow a Participant to elect to defer the receipt of any compensation attributable to an Award, but only under guidelines and procedures consistent with Code Section 409A compliance to be established by the Committee after taking into account the advice of the Company’s tax counsel.

15.5 Golden Parachutes.  Subject to any written agreement between the Company and a Participant, if any payment to be made under the Plan would be treated by the Internal Revenue Service as an “excess parachute payment” as such term is defined in Code Section 280G, then the Company or the applicable Subsidiary may reduce the amount of such payment so that such payment will not be treated as an “excess parachute payment”; provided, however, that such reduction must take into account all “parachute payments” as such term is defined in Code Section 280G, so that such reduction results in the aggregate of all “parachute payments” to the Participant being equal to $1.00 less than the Participant’s applicable “base amount” as such term is defined in Code Section 280G.

16.0  Miscellaneous

16.1 Listing of Shares and Related Matters.  If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

16.2 No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.3 No Right to Continued Employment or Service or to Grants.  The Participant’s rights, if any, to continue to serve the Company as a director, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any Employee at any time. The adoption of the Plan shall not be deemed to give any Employee or Nonemployee Director or any other individual or entity any right to be selected as a Participant or to be granted an Award.

16.4 Awards Subject to Foreign Laws.  The Committee may grant Awards to individual Participants who are subject to the tax laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action that it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

16.5 Governing Law.  The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

16.6 No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares, or whether such fractional shares or any rights relating thereto shall be forfeited or otherwise eliminated.

17.0  Amendment or Termination of Plan or Awards

17.1 Amendment of Plan.  The Board may amend the Plan at any time with or without prior notice; provided, however, that no such action shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant’s consent.

17.2 Termination of Plan.  The Board may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no such action shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant’s consent.

17.3 Amendment or Cancellation of Award Agreements.  The Committee may amend or modify any Award Agreement at any time, provided that if the amendment or modification adversely affects the Participant, such amendment or modification shall be by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein. In addition, and subject to stockholder approval in accordance with Section 4.3, above, by mutual agreement between the Committee and a Participant or such other persons as may then have an interest therein, Awards may be granted to a Participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such Participant under the Plan, or any award previously granted to such Participant under any other present or future plan of the Company or any present or future plan of an entity which (i) is purchased by the Company, (ii) purchases the Company, or (iii) merges into or with the Company.

* * * * *

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on December 7, 2009.

Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/LAWS

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+
01 - Thomas S. Postek	☐	☐	02 - Andrew B. Albert	☐	☐	03 - I. Steven Edelson	☐	☐

Instruction: To maximize the number of nominees elected to the Company’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares and the name(s) of the nominee(s) on this line:_______________________________________________________________________________________________

		For	Against	Abstain			For	Against	Abstain
2.	RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2009	☐	☐	☐	3.	APPROVAL OF THE LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN	☐	☐	☐

4.	In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.
 B    Non-Voting Items

Change of Address — Please print Your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Stockholder:
We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.
The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.
Your vote is important. Please vote immediately.
If you vote over the internet or by telephone, please do not mail your card.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LAWSON PRODUCTS, INC.

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on December 8, 2009.
The undersigned hereby makes, constitutes and appoints Neil E. Jenkins, Thomas Neri, and Ronald B. Port, M.D., and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the “Company”), to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, December 8, 2009, at 10:00 A.M. (Local Time), or any adjournment thereof.
If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors’ nominees.
The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.
PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 8, 2009. A copy of the Notice, the accompanying Proxy Statement for the 2009 Annual Meeting of Shareholders and our 10-K Report are available at www.edocumentview.com/LAWS.
(Please Sign on Reverse Side)